Exhibit 10.13
STANDARD OFFICE LEASE

Lake Pointe Center 3

8470 Allison Pointe Blvd.

Indianapolis, Indiana 46250
LEASE AGREEMENT
THIS LEASE AGREEMENT made and entered into between
E-L Allison Pointe II, LLP (“Landlord”) and Network Specialists, Incorporated (“Tenant”).
WITNESSETH:
1. Premises and Term. In consideration of the obligation of Tenant to pay rent as herein provided, and in consideration of the other terms, provisions, and covenants hereof, Landlord hereby demises and leases to Tenant, and Tenant hereby accepts and leases from Landlord, the following described space, to wit: the entire third floor, consisting of 23,668 square feet, and a portion of the second floor, consisting of 11,213 square feet (collectively, the “Initial Space”), to be later expanded per the terms and conditions herein, to include the remainder of the entire second floor, consisting of an additional 10,548 square feet (the “Expansion Space”), for a total area of 45,429 square feet; as shown and outlined in red on the plan attached hereto as Exhibit A, all of which is located in the building commonly known as Lake Pointe Center 3, 8470 Allison Pointe Blvd., Indianapolis, Indiana, (the “Building”), situated on the real property described in Exhibit B attached hereto (the “Property”), which Property includes associated parking and other improvements and no other buildings. Throughout this Lease, “leased premises” means and refers to the Initial Space until the Expansion Space Rent Commencement Date (as defined below), and thereafter to the Initial Space and the Expansion Space, collectively, or, if the context so requires, separately. The leased premises shall be used for the following purposes and no others: General and executive offices and other uses incidental thereto.
     TO HAVE AND TO HOLD the same for a term of one hundred twenty (120) months commencing on August 1, 2000 and ending July 31, 2010 (subject to adjustment of such dates as provided below in the event of earlier or later possession of the leased premises by Tenant), unless terminated or extended pursuant to any provision hereof. Tenant acknowledges that no representations as to the repair of the leased premises, nor promises to alter, remodel or improve the leased premises have been made by Landlord, unless such are expressly set forth in this lease.
A. If the date of substantial completion (as defined below) is a date other than August 1, 2000, then the date three (3) days after the date of substantial completion shall be deemed the “commencement date” of the term of this lease; and if the commencement date is the first day of the month, the tem shall continue for exactly one hundred twenty (120) months from the commencement date. If the commencement date is not the first day of a month, the term shall be extended by the number of days remaining in the calendar month in which the commencement date occurs, so as to end on the last day of the 120th full calendar month following the commencement date.
B. The “Expansion Space Rent Commencement Date” means (i) the first day of the fifteenth (15th) full calendar month of the Lease, or (ii) such earlier date that Tenant specifies in its written notice of election, but not earlier than January 1, 2001, to take early possession of the Expansion Space pursuant to Paragraph 1.F below; provided, however, that if Tenant’s possession of the Expansion Space is delayed because tenant improvement work to be completed by Landlord in the Expansion Space is not substantially completed on or before the Expansion Space Rent Commencement Date, then the Expansion Rent Commencement Date shall be postponed until such substantial completion date, except that the Expansion Rent Commencement Date shall be accelerated by the number of days, if any, that such substantial completion is delayed by reason of Tenant Delays (as defined below).
C. The “date of substantial completion” means the date on which Landlord has sufficiently completed the Building, the Initial Space (for purposes of the Lease commencement date) or the Expansion Space (for purposes of the Expansion Space Rent Commencement Date), and other improvements on the Property in accordance with the plans and specifications of Landlord and in compliance with applicable laws, other than (a) work outside the leased premises, so long as parking is available and such work does not unreasonably interfere with Tenant’s access to the leased premises, and (b) incomplete work items in the leased premises, the unavailability or incompletion of which will not unreasonably interfere with Tenant’s use of the leased premises, as identified on a written punch list (the “Punch List”) prepared jointly by Landlord and Tenant in connection with Tenant’s pre-occupancy inspection(s) of the leased premises; provided, however, that if Landlord shall be delayed in such substantial completion as a result of Tenant Delays, then, notwithstanding the actual date of substantial completion and commencement date of this Lease, the date on which Tenant’s rent obligations commence shall be accelerated by the number of days that substantial completion is delayed by reason of Tenant Delays; and such rent shall be due and payable on the earlier of the date Tenant takes possession or the first day of the month following such accelerated rent commencement date, at a per diem rate based on the rent applicable during the first month of the Lease term, in addition to all rent due and payable hereunder on or after the commencement date.
D. “Tenant Delays,” as used herein means: (i) if all plans and specifications and all required Tenant selections for tenant improvement work to be performed by Landlord in the leased premises have not been approved and made by Tenant on or prior to the date of Landlord’s execution of this Lease, the failure of Tenant to approve such plans and specifications or make such selections, in whole or in part, within seven (7) days after execution of this Lease (assuming this Lease is executed on or before June 12, 2000) as to the Initial Space, or on or before July 1, 2001, as to the Expansion Space; (ii) Tenant’s selection (or changed selection) after Landlord’s execution of this Lease of materials, finishes or installations other than Landlord’s standard, provided that Landlord informs Tenant of the likelihood of delayed completion promptly after Landlord becomes aware that such Tenant selection may result in such delay; (iii) any change order requested by Tenant in plans, specifications, or selections after the date of Landlord’s execution of this Lease, provided that Landlord informs Tenant of the likelihood of delayed completion on or before the date that Landlord’s written agreement to or approval of such change order is communicated to Tenant; or (iv) interference with or hindrance of Landlord’s work by any employee, contractor or agent of Tenant.
E. Because the Consolidated City of Indianapolis, Marion County, Indiana does not issue certificates of occupancy, conduct pre-occupancy inspections or otherwise condition occupancy of office buildings on any governmental action or approval, the date of substantial completion shall be determined as follows: Landlord shall notify Tenant in writing as soon as Landlord deems the Building, other improvements, and the leased premises to be completed and ready for occupancy as aforesaid, and shall immediately thereafter permit up to three (3) employees and/or representatives of Tenant, in the company of one or more agents, contractors or representatives of Landlord and during normal business hours or by appointment, to inspect the Building, improvements and leased premises. In the event that the Building, other improvements, or the leased premises have not in fact been substantially completed as aforesaid, Tenant shall notify Landlord in writing of its objections within five (5) business days after Tenant receives the aforesaid notice of substantial completion from Landlord. Landlord shall have thirty (30) days after delivery of such notice in which to take such corrective action as Landlord deems necessary, except as to items involving Tenant Delays, unavailability of materials or other matters beyond Landlord’s control, which Landlord shall proceed diligently to complete within a reasonable time under the circumstances. Landlord shall notify Tenant in writing as soon as its corrective action, if any, has been completed and it has determined that the Building, other improvements, and the leased premises are substantially completed and prepared for Tenant’s final pre-occupancy inspection. As to each inspection by Tenant hereunder, approval by Tenant shall not be unreasonably withheld or delayed, but may be conditioned upon Landlord’s reasonable approval of and agreement to complete the Punch List, provided that neither the preparation of nor the completion of work on the Punch List shall delay or otherwise affect the date of substantial completion. In the event of any dispute as to when and whether the work performed or required to be performed by Landlord has been substantially completed, the certificate of an A.I.A. registered architect in the form of AIA G704 shall be conclusive evidence of such completion, effective on the date of the delivery of a copy of such certificate to Tenant.
F. Prior to the Expansion Rent Commencement Date, the Expansion Space shall be partitioned off and shall be inaccessible to and unavailable for use by Tenant. Landlord shall have access to and use of the Expansion Space until the Expansion Rent Commencement Date. At Tenant’s option, Tenant may notify Landlord upon sixty (60) days prior written notice that it elects to occupy the Expansion Space sooner than the first (1st ) day of the fifteenth (15th) calendar month of the term. Landlord will then commence the construction of tenant improvements in the Expansion Space using similar construction materials and quality as that described in Exhibit C attached hereto. Landlord will provide the building standard ceiling, light fixtures, doors, floor covering and no more than one hundred twenty five (125) lineal feet of building standard partition wall per 1,000 square feet of floor area. Any above-standard finish materials, electrical work, flooring or excess construction will be at the sole cost and expense of Tenant.
G.	If the Building and Initial Space are not substantially completed by March 1, 2001, or if the Expansion Space is not substantially completed by March 1, 2002, excepting that the number of days of delay, if any, caused by Tenant Delays or force majeure (as defined in Paragraph 12.C), Tenant shall be entitled to liquidated damages in the form of a credit in an amount equal to one-half (1/2) day’s per diem base rent for each day of unexcused delay, to be applied against base rent due and payable hereunder from and after the commencement date.
H. Landlord shall deliver the Initial Space and Expansion Space to Tenant broom clean and free of debris (except as may otherwise be noted in the Punch List). Upon taking possession of the leased premises, Tenant shall execute and deliver to Landlord a letter of acceptance of delivery of the leased premises in the form of Exhibit E attached hereto and made a part hereof, which shall conclusively establish Tenant’s acceptance of the leased premises, subject to the Punch List, if any, and to latent defects not reasonably discoverable upon Tenant’s pre-occupancy inspection, provided that written notice thereof is given by Tenant to Landlord within ninety (90) days after Tenant takes possession.
2. Letter of Credit
A. Within five (5) business days after Landlord’s execution and delivery to Tenant of this Lease, Tenant shall deliver to Landlord an irrevocable standby letter of credit (the “Letter of Credit”) in the amount of One Million and 00/100 Dollars ($1,000,000.00) issued by Summit Bank or another bank reasonably acceptable to Landlord and having an office in Indianapolis, Indiana, or otherwise approved by Landlord in its sole discretion. The Letter of Credit shall name Landlord as beneficiary, shall be substantially identical in form and substance to that attached hereto as Exhibit F, and shall be held by Landlord as security for the full, timely and faithful performance of Tenant’s covenants and obligations under this lease, it being expressly understood and agreed that the Letter of Credit does not constitute an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. The Letter of Credit shall be renewed or replaced annually by Tenant not less than twenty (20) days prior to its expiration date, subject to reduction of the amount thereof as provided in Paragraph 2.B below. Upon the occurrence of any event of default by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, draw upon the Letter of Credit in accordance with its terms, to the extent necessary to make good any rent or other payments due and unpaid beyond the applicable cure or grace period (and remaining unpaid as of the date of Landlord’s draw under the Letter of Credit), and any other damage, injury, expense or liability caused by any event of default by Tenant, as set forth in Section 18, provided that Landlord shall provide Tenant ten (10) days’ advance written notice of its intention to draw on the Letter of Credit; and Tenant shall promptly following any such draw cause the issuing bank to restore the Letter of Credit to its original amount. Further, Landlord shall have the right to draw the full amount of the Letter of Credit if it is not renewed and replaced by Tenant twenty (20) days prior to the scheduled expiration thereof.
C. Upon expiration of the second (2nd) full Lease year, provided that at the time there is no uncured Tenant default (as defined below), the Tenant shall be entitled to reduce the amount of the Letter of Credit to Five Hundred Thousand Dollars ($500,000.00), either by amendment or modification of the Letter of Credit or by delivering to Landlord a replacement Letter of Credit in said amount, and Landlord shall promptly take such action as is required by the issuer to effect such amendment or modification, or shall return the original Letter of Credit to Tenant, as the case may be. Upon expiration of the fifth (5th) full Lease year, provided that at the time there is no uncured Tenant default (as defined below), Landlord shall return the Letter of Credit to Tenant. Notwithstanding the foregoing, in the event of any earlier termination of this Lease (including but not limited to any termination under Paragraph 11.D, or resulting from fire or casualty as provided in Paragraph 12, or from condemnation as provided in Paragraph 15), the Letter of Credit shall be returned to Tenant within twenty (20) days after the later of (i) the date of termination of this Lease, or (ii) the date Tenant has vacated and removed all of its property required by this Lease to be removed by Tenant, provided that at the time there is no uncured default. For purposes of this Paragraph 2, an uncured Tenant default means a default as to which any required notice of default has been given by Landlord and the applicable cure period, if any, has expired under Paragraph 18, provided that if the applicable cure period has not expired then Landlord may defer its determination of the existence of such uncured Tenant default, and its reduction or release of the Letter of Credit until the date of expiration of such cure period. If an uncured Tenant default exists on at the applicable reduction or release date, then the scheduled reduction or release shall be deferred for such reasonable time thereafter, not exceeding thirty (30) days, as Landlord shall require to determine and draw under the Letter of Credit the amount to which it is entitled as provided in Paragraph 2.A above. Subject to the other terms and conditions contained in this Lease, if the Building is conveyed by Landlord, the Letter of Credit shall be assigned in writing and delivered to Landlord’s grantee in accordance with any applicable terms, conditions or requirements of the issuing bank, and if so assigned and delivered, Tenant hereby releases Landlord from any and all obligations or liability with respect to the Letter of Credit arising after the date of such assignment.
3. Base Rent and Adjustments to Base Rent.
A. Tenant agrees to pay to Landlord for the leased premises, in lawful money of the United States, base rent for the entire term hereof at the applicable annual rates specified in the schedule set forth in Paragraph 3.B below, due and payable in monthly installments in advance on the first day of each calendar month during the term in the respective amounts specified in the schedule set forth in Paragraph 3.B below, provided that the installment for the first (1st ) month’s base rent shall be due and payable on the date of full execution of this Lease, and the pro-rata amount due for any partial month at the beginning of the term (and the pro-rata amount due for any partial month with respect to the Expansion Space) shall be due and payable on the first (1st) day of the following calendar month. All rent and other payments due and payable under this Lease shall be made to Landlord at the address set forth in Paragraph 24, without demand, deduction or setoff, and without relief from valuation and appraisement laws.
B. The annual rates of base rent, and monthly installments thereof, due and payable during the term of this Lease shall be as follows:
i.	During any partial calendar month at the beginning of the term and each full calendar month through December 31, 2000: annual rate of Four Hundred Ninety-one Thousand One Hundred Twelve and 00/100 Dollars ($491,112.00) ($20.75 per square foot, charged only with respect to 23,668 square feet), payable in equal monthly installments of Forty Thousand Nine Hundred Twenty-six and 00/100 Dollars ($40,926.00).

ii.	January 1, 2001 through the 12th full calendar month: annual rate of Seven Hundred Twenty-three Thousand Seven Hundred Eighty and 72/100 Dollars ($723,780.00) ($20.75 per square foot, 34,881 square feet), payable in equal monthly installments of Sixty Thousand Three Hundred Fifteen and 00/100 Dollars ($60,315.00), provided that if Tenant so elects and the Expansion Space Rent Commencement Date occurs during this period, then the monthly installments shall increase to Seventy-eight Thousand Five Hundred Fifty-four and 00/100 Dollars ($78,554.00) from and after the Expansion Rent Commencement Date;

iii.	Calendar months 13 through 24: (a) annual rate of Seven Hundred Thirty-eight Thousand Four Hundred Thirty-two and 00/100 Dollars ($738,432.00) ($21.17 per square foot, 34,881 square feet), payable in equal monthly installments of Sixty-one Thousand Five Hundred Thirty-six and 00/100 Dollars ($61,536.00) until the Expansion Space Rent Commencement Date; and (b) annual rate of Nine Hundred Sixty-one Thousand Seven Hundred Twenty-eight Dollars ($961,728.00), payable in equal monthly installments of Eighty Thousand One Hundred Forty-four Dollars and 00/100 ($80,144.00) from and after the Expansion Rent Commencement Date;

iv.	Calendar months 25 through 36: annual rate of Nine Hundred Eighty Thousand Eight Hundred Eight and 00/100 Dollars ($980,808.00), payable in equal monthly installments of Eighty One Thousand Seven Hundred Thirty Four and 00/100 Dollars ($81,734.00);

v.	Calendar months 37 through 48: annual rate of One Million Three Hundred Forty-four and 00/100 Dollars ($1,000,344.00), payable in equal monthly installments of Eighty Three Thousand Three Hundred Sixty Two and 00/100 Dollars ($83,362.00);

vi.	Calendar months 49 through 60: annual rate of One Million Twenty Thousand Three Hundred Thirty-six and 00/100 Dollars ($1,020,336.00), payable in equal monthly installments of Eighty Five Thousand Twenty Eight and 00/100 Dollars ($85,028.00);

vii.	Calendar months 61 through 72: annual rate of One Million Forty Thousand Seven Hundred Eighty-four and 00/100 Dollars ($1,040,784.00), payable in equal monthly installments of Eighty Six Thousand Seven Hundred Thirty Two and 00/100 Dollars ($86,732.00);

viii.	Calendar months 73 through 84: annual rate of One Million Sixty-one Thousand Two Hundred Twenty and 00/100 Dollars ($1,061,220.00), payable in equal monthly installments of Eighty Eight Thousand Four Hundred Thirty Five and 00/100 Dollars ($88,435.00):

ix.	Calendar months 85 through 96: annual rate of One Million Eighty-two Thousand Five Hundred Sixty-eight and 00/100 Dollars ($1,082,568.00), payable in equal monthly installments of Ninety Thousand Two Hundred Fourteen and 00/100 Dollars ($90,214.00);

x.	Calendar months 97 through 108: annual rate of One Million One Hundred four Thousand Three Hundred Eighty-four and 00/100 Dollars ($1,104,384.00), payable in equal monthly installments of Ninety Two Thousand Thirty Two and 00/100 Dollars ($92,032.00); and

xi.	Calendar months 109 through 120: annual rate of One Million One Hundred Twenty-six Thousand Six Hundred Forty-four and 00/100 Dollars ($1,126,644.00), payable in equal monthly installments of Ninety Three Thousand Eight Hundred Eighty Seven and 00/100 Dollars ($93,887.00).

4. Taxes.
A. Landlord agrees to pay all real estate taxes, general and special assessments and governmental charges of any kind and nature whatsoever (collectively “real estate taxes”) lawfully levied against the Property, the Building, and the grounds, parking areas, driveways and alleys around the Building. If for any real estate tax year applicable to the term hereof (or any extension of such term), such taxes payable for such tax year shall exceed the sum of ONE HUNDRED THIRTY THREE THOUSAND EIGHT HUNDRED AND 00/100 DOLLARS ($133,800.00) (“Landlord’s Share,” which Landlord represents to be a reasonable estimate based on the actual real estate taxes per square foot charged with respect to comparable fully assessed properties, of the real estate taxes that would be payable with respect to the Property and Building in the year 2000 were it fully assessed), Tenant shall pay to Landlord as additional rent upon demand at the time the bill for such tax year issues, its proportionate share (as defined in Paragraph 25J) of the amount of such excess applicable to each installment less any monthly payments paid by Tenant as provided below for such tax year. Upon the issuance of the bill for taxes to be paid in the calendar year in which the commencement date falls and upon the issuance of the bill in each succeeding year, Tenant shall, upon Landlord’s request, commencing with the first day of the month next succeeding the date on which the first installment of such bill is due without penalty and on the first day of each of the next eleven (11) months, pay as additional rent, and not as a deposit, one-twelfth (1/12th) of its proportionate share of the amount by which the taxes paid in such calendar year exceeded Landlord’s Share. In addition, Tenant shall pay upon demand its proportionate share of any reasonable and actual contingent fees, expenses and costs incurred by Landlord in protesting or appealing any assessments, levies or the tax rate, provided that there existed a reasonable basis therefor, which shall be conclusively established if such protest or appeal is successful in material part at any level of the proceedings, or if so stated in a written opinion of a qualified real estate tax attorney or accountant.
B. If at any time during the term of this lease, the present method of taxation shall be changed so that in lieu of the whole or any part of any real estate taxes, assessments or governmental charges presently levied, assessed or imposed on real estate and the improvements thereon by any applicable state, county, municipal or other governmental unit, there shall be levied, assessed or imposed on Landlord a capital levy, excise, sales or other tax imposed, assessed, levied or charged directly on the Property, the Building, or the rents therefrom, or measured by or based, in whole or in part, upon the value, sum, amount or other calculation factor attributable to or derived from or with respect to the Property, Building or rents therefrom, then all or the part of such new taxes, assessments, levies or charges so measured or based that replaces the present method of taxation in whole or in part shall be deemed to be included within the term “taxes” for the purposes hereof. For this purpose, whether a change in the method of taxation constitutes a tax in lieu of or replacing the present method of taxation shall be determined on the basis of the relative timing of changes enacted by the legislature and any and all available evidence of legislative intent, including but not limited to testimony in committee hearings and public statements of legislative sponsors and other public officials.
C. As used herein, the term real estate taxes shall exclude (1) federal, state or local net income taxes, (2) franchise, gift, transfer, excise (except as provide in 4.B above), capital stock, estate, succession or inheritance taxes, and (3) penalties or interest charged for late payment of taxes.

D. Any payment to be made pursuant to this Paragraph 4 with respect to the real estate tax year in which this lease commences or terminates shall be prorated.
5. Operating Cost Escalation.
A. If, in any calendar year falling partly or wholly within the tem of this lease, Operating Costs (as hereinafter defined ) paid or incurred by Landlord shall exceed the sum of THREE HUNDRED THIRTY FOUR THOUSAND FIVE HUNDRED AND 00/100 DOLLARS ($334,500.00) (which Landlord represents to be a reasonable estimate of the annual Operating Costs of the Property and Building for a full year of operations under full occupancy at current operating expense levels, based on actual operating expenses per square foot incurred or being incurred with respect to comparable fully-leased buildings owned by Landlord), Tenant shall pay upon demand to Landlord for such year as additional rent its proportionate share of such excess calculated on the basis of the ratio set forth in Paragraph 25J.
     As used in this lease, the term “Operating Costs” shall mean any and all expenses, costs and disbursements (other than taxes) of any kind and nature whatsoever incurred by Landlord in connection with the ownership, leasing, management, maintenance, operation and repair of the Building or the Property or any improvements situated on the Property (including, without limitation, the costs of maintaining and repairing parking lots, parking structures, and easements, property management fees, salaries, fringe benefits and related costs of all employees at or below the level of building manager or superintendent working exclusively on the property, and for other employees, if any, the applicable hourly rate or other fair and reasonable allocation charged only for the performance of functions or services specific to the Building or the Property, insurance costs of every kind and nature attributable to the Building or the Property, heating and air conditioning, electricity and other utility costs for leased and common areas, light bulbs, light tubes and light fixture starters, and the costs of routine repairs, maintenance and decorating) which Landlord shall pay or become obligated to pay in respect of a calendar year (regardless of when such operating costs were incurred), except the following: (i) costs of alterations of tenants’ premises or costs incurred in any dispute arising out of an alleged breach or violation by either party of a lease with another tenant; (ii) costs of capital improvements, costs of permits and licenses for constructing the Building and finishing out the common areas, and costs of curing construction defects; (iii) depreciation of capital improvements, except for amortization of the cost of any capital improvement made after the date of this lease which reduces Operating Costs, or which is required under any governmental law, regulation, or ordinance which was not applicable to the Building or Property as of the date of this lease, which shall be the only capital improvements included in Operating Costs (for this purpose, annual amortization shall be based on the useful life of any such improvement determined in accordance with generally accepted accounting principles, and the annual amortization of the cost of any such improvement shall include the annual interest incurred on a loan or loans, if any, incurred by Landlord to pay all or part of the cost of such improvement); (iv) rent or similar expenses or costs incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except equipment used in providing janitorial services that is not affixed to the Building; (v) interest and principal payments on mortgages, rents payable under any ground lease, and other debt costs; (vi) real estate brokers’ leasing commissions or compensation, and advertising and promotional expenses; (vii) any cost or expenditure (or portion thereof) for which Landlord is reimbursed, whether by insurance proceeds or otherwise, including repairs or other work resulting from fire or other casualty or cause to the extent actually covered by insurance for which premiums are charged as Operating Costs hereunder; (viii) costs of items and services for which Tenant reimburses Landlord (other than pursuant to this Paragraph 5) or pays directly to third parties, or that Landlord furnishes to any other tenant of the Building and for which Landlord is reimbursed by such tenant, or that Landlord provides selectively to one or more tenants of the Building and does not offer to Tenant without reimbursement; (ix) that portion, if any, of any payments made to subsidiaries or affiliates of Landlord for management or other services on or to the Property or for supplies or other materials, that exceeds the fair market value or price that would have been charged for such services, supplies, or materials had they been obtained in an arms’ length transaction with a person not a subsidiary or affiliate; (x) compensation paid to clerks, attendants, or other persons employed by Landlord in commercial concessions operated by Landlord for profit (and not as an amenity or incidental service provided on a non-discriminatory basis to all tenants); (xi) costs, fines, or penalties incurred because Landlord violated any governmental rule or authority; and (xii) costs incurred to test, survey, cleanup, contain, abate, remove or otherwise remediate hazardous wastes or asbestos containing materials on the Property, provided that this exclusion from Operating Costs shall not in any way limit or otherwise affect Tenant’s obligations under Paragraph 28.
B. In the event Landlord elects to self insure, insure with a deductible in excess of $1,000 or obtain insurance coverage in which the premium fluctuates in proportion to losses incurred, then Landlord shall (i) reasonably estimate on the basis of a premium quotation from a recognized carrier the amount of premium that Landlord would have been required to pay to obtain insurance coverage (or insurance coverage without such provisions) and such estimated amount shall be deemed to be an Operating Cost, and (ii) assume the risks associated with such self insurance, excess deductible or fluctuating premium (by excluding from Operating Cost the losses not covered, in the case of self insurance or excess deductible insurance, or excluding the portion, if any, of the floating premium in excess of a standard insurance premium). Landlord may, in a reasonable manner, allocate insurance premiums for so-called “blanket” insurance policies which insure other properties as well as the Building and the allocated amount shall be deemed to be an Operating Cost.
C. In the event during all or any portion of any calendar year the Building is not fully rented and occupied, Landlord may elect to make an appropriate adjustment in those Operating Costs, employing sound accounting and management principles, to determine Operating Costs that would have been paid or incurred by Landlord had the Building been fully rented and occupied (in order that utility expenses, janitorial costs and other such costs that are attributable to and vary according to occupied space in the Building for all or part of such year will be fairly and reasonably allocated to such occupied space for all or the applicable part of such year), and the amount so determined shall be deemed to have been Operating Costs for such year. This provision shall not apply to property insurance, Real Estate taxes and other fixed costs.
E. During December of each year or as soon thereafter as practicable, Landlord shall give Tenant written notice of its estimate of amounts payable under subparagraph A above for the ensuing calendar year. On or before the first day of each month thereafter, Tenant shall pay to Landlord as additional rent one-twelfth (1/12th) of such estimated amounts, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year’s estimate until the first day of the month after the month in which such notice is given. If at any time it appears to Landlord that the amounts payable under subparagraph A above for the then current calendar year will vary from its estimate by more than five percent (5%), Landlord may, by written notice to Tenant, revise its estimate for such year, and subsequent payments by Tenant for such year shall be based upon such revised estimate.
     Within ninety (90) days after the close of each calendar year or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement showing the total amounts payable under subparagraphs 5.A throught 5.D above and Tenant’s proportionate share thereof. If such statement shows an amount due from Tenant that is less than the estimated payments previously paid by Tenant, Landlord shall credit such excess to the next installment of base rent payable hereunder. If such statement shows an amount due from Tenant that is more than the estimated payments previously paid by Tenant, Tenant shall pay the deficiency to Landlord, as additional rent, within thirty (30) days after delivery of the statement.
Tenant or its representatives (excluding any person or firm engaged by Tenant on a contingency fee basis or any other basis on which compensation is in whole or in part dependent upon results of the review, audit, examination or other services) shall have the right to examine Landlord’s books and records of Operating Expenses during normal business hours within sixty (60) days following the furnishing of the statement to Tenant. Unless Tenant takes written exception to any item within such sixty (60) day period following the furnishing of the statement to Tenant (which item shall be paid in any event), such statement shall be considered as final and accepted by Tenant. If Tenant does take exception to any item(s), and Landlord and Tenant are unable to resolve their differences within sixty (60) days then either party may, at its option, submit the dispute to arbitration by a qualified independent arbitrator selected by Tenant from a list of not less than five (5) (at least one of whom shall be a nationally recognized certified public accounting firm) proposed by Landlord. Except as provided herein or as may otherwise be mutually agreed at the time, the commercial arbitration rules of the American Arbitration Association shall apply, The cost of such arbitration shall be borne equally between Landlord and Tenant, except that: (i) if the arbitrator concludes that Tenant was over-billed an amount less than three percent (3%) of its proportionate share of Operating Costs, then Tenant shall bear the entire cost thereof, and (ii) if the arbitrator concludes that Tenant was over-billed an amount greater than five percent (5%) of its proportionate share of Operating Costs, then Landlord shall bear the entire cost thereof. Unless either party appeals the decision of the arbitrator within thirty (30) days after it is rendered, the decision shall be binding and Landlord and Tenant shall pay the award and/or the costs, as the case may be, within said thirty (30) day period.
F. If Landlord selects the accrual accounting method rather than the cash accounting method for operating expense purposes, Operating Costs shall be deemed to have been paid when such expenses have accrued.
6. Electric Service; Excess Electric Usage.
A. On or before the commencement date, Landlord shall cause all necessary and sufficient utility lines and facilities to be installed, available and operational in the Building to provide for, and shall cause the electric utility to furnish to the leased premises electric current for, lighting (together with bulbs, tubes and starters to be furnished by Landlord), air conditioning and office machines such as personal computers and peripherals, typewriters, adding machines, copying machines, calculators and machines of similar low electrical consumption, all in sufficient quantity and at such voltage as is reasonable, normal and appropriate for use of the leased premises as general office space. Except as otherwise provided in the following provisions of this Paragraph 6.A, electricity provided to Tenant is included in the Base Rent payable under Paragraph 3 or in Tenant’s share of Operating Costs payable under Paragraph 5. To the extent Tenant is not billed directly by a public utility, Tenant shall pay (x) its proportionate share of those electrical costs included in Operating Costs pursuant to Paragraph 5, and (y) upon demand as additional rent (in addition to its proportionate share of Operating Costs) for all electricity, if any, used by Tenant (i) in excess of the amount of electricity which Landlord reasonably determines to be normal (by comparison to other general office electrical usage in the Building) for use of the leased premises as general office space, provided that charges billed by Landlord under this clause (i) shall not relate back to utility charges billed to Landlord more than ninety (90) days prior to Landlord’s statement to Tenant; (ii) if Tenant connects with electric current (except through existing electrical outlets in the leased premises) any apparatus or device for the purpose of using electric current, and (iii) if Tenant requests extra electricity after normal Building hours, as provided in Paragraph 8 below. If Tenant shall require electric current in excess of that which is reasonably obtainable from existing electric outlets and normal for use of the leased premises as general office space, then Tenant shall first procure the consent of Landlord (which consent will not be unreasonably withheld), and shall pay, as additional rent (a) all costs of installation of all facilities necessary to furnishing such excess capacity and (b) for all such excess electricity usage, based upon an electrical survey or other reasonable method of determination by Landlord of the cost thereof. Landlord’s determination of what is reasonable, normal and appropriate electrical consumption for general office use in the Building may be based on any reasonable method, including industry standards or an electrical survey of usage in the Building, so long as Landlord’s determination is reasonable and uniformly applied to Building tenants.
B. Interruptions of any service resulting from any cause shall not be deemed an eviction or disturbance of Tenant’s use and possession of the leased premises or any part thereof, or render Landlord liable for damages by abatement of rent or otherwise or relieve Tenant from performance of Tenant’s obligations under this lease, except that if: (a) Tenant’s ability to conduct its business in the leased premises is materially impaired as a result of a failure to provide or interruption of an essential service caused by Landlord’s negligence or willful misconduct or gross negligence, (b) the restoration of services is within Landlord’s reasonable control to remedy, and (c) such material impairment of Tenant’s ability to conduct its business in the leased premises continues for a period exceeding five (5) consecutive full business days, then base rent shall be abated until the services are restored; and should such material impairment continue unabated for a period exceeding thirty (30) consecutive full business days, then Tenant, in addition to any other available remedies, shall be entitled, at its option, to secure such service(s) and deduct the cost thereof from its share of the Operating Costs otherwise payable as additional rent (but not from base rent) otherwise due under this Lease.
7. Alterations. On or prior to the commencement date, Landlord agrees to substantially complete the installation at Landlord’s cost and expense of the improvements described in Exhibit C attached hereto, all of which shall be building standard unless otherwise approved in writing by Landlord. All other improvements to the leased premises shall be installed at the cost and expense of Tenant (which cost shall be payable as additional rent within fifteen (15) days after demand by Landlord), but only in accordance with plans and specifications which have been previously approved in writing by both Tenant and Landlord, and only by Landlord or by contractors and subcontractors approved in writing by Landlord (which approval shall not be unreasonably withheld). In connection with any request for an approval of alterations by Tenant (whether before or after the commencement date), Landlord may retain the services of an architect and/or engineer and Tenant shall reimburse Landlord for the reasonable fees of such architect and/or engineer not to exceed $ 1,500.00, unless written notice of a higher amount is given to Tenant prior to being incurred. All alterations, additions, improvements and partitions installed or erected by Tenant shall be and remain the property of Tenant during the term of this lease and Tenant shall, unless Landlord otherwise elects as hereinafter provided, remove all such alterations, additions, improvements and partitions installed or erected by Tenant (but not the initial improvements installed by Landlord) and, by the date of termination of this lease or upon earlier vacating of the leased premises, restore the leased premises to the condition existing prior to such alterations, additions, improvements and partitions; provided, however, that, Landlord shall give written notice to Tenant of the requirement of removal or its election not to require removal of each such alteration, addition, improvement or partition at or before the time Landlord issues its approval of the plans and specifications submitted therefor by Tenant. All such alterations, additions, improvement and partitions not removed shall become the property of Landlord as of the date of termination of this lease or upon earlier vacating of the leased premises and title shall pass to Landlord under this lease as by a bill of sale. All such removals and restoration shall be accomplished in a good workmanlike manner by contractors approved in writing by Landlord so as not to damage the leased premises or the Building. All alterations, additions or improvements proposed by Tenant shall be constructed in accordance with all governmental laws, ordinances, rules and regulations and Tenant shall, prior to construction, provide such assurances to Landlord, including but not limited to, waivers of lien, surety company performance bonds and personal guaranties of individuals of substance, as Landlord shall require to assure payment of the costs thereof and to protect Landlord against any loss from any mechanics’, laborers’, materialmen’s or other liens.
8. Service. Landlord agrees to furnish Tenant, while occupying the leased premises, water, hot, cold and refrigerated at those points of supply provided for general use of tenants; heated and refrigerated air conditioning in season at such times as Landlord normally furnishes these services to all tenants of the Building (which hours shall be not less than 8:00 A.M. to 6:00 P.M., Monday through Friday, and 8:00 A.M. to 12:00 Noon on Saturdays, excluding recognized holidays), and at such temperatures and in such amounts as are in accordance with any applicable statutes, rules or regulations and are considered by Landlord to be standard (as set forth in Exhibit C), such service at such weekday and Saturday times and on Sundays and holidays to be available upon prior request by Tenant (Landlord hereby reserves the rights to establish reasonable rules and regulations for requesting such additional service and to charge Tenant for any such additional service requested by Tenant at a cost reasonably determined by Landlord in accordance with Paragraph 6 based on Landlord’s incremental cost in providing such service, not to increase beyond actual increase in Landlord’s cost (currently $25.00 per floor per hour); janitor service to the leased premises on weekdays other than holidays and window washing in accordance with the janitorial and cleaning service schedule attached as Exhibit H to this Lease, which schedule shall be subject to change as may from time to time in the Landlord’s judgment be reasonably required, consistent with schedules for comparable buildings in the vicinity; operatorless passenger elevators for ingress and egress to the floor on which the leased premises are located, provided that Landlord may reasonably limit the number of elevators to be in operation on Saturdays, Sundays, and holidays; but, except as otherwise provided in Paragraph 6, failure to any extent to furnish or any stoppage or interruption of these defined services, resulting from any cause, shall not render Landlord liable in any respect for damages to any person, property, or business, nor be construed as an eviction of Tenant or work an abatement of rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof. Should any equipment, machinery, utility line or other service facility installed or furnished by Landlord furnished cease to function properly, Landlord shall use reasonable diligence to repair the same promptly and within thirty (30) days after Landlord receives notice from Tenant or otherwise of such failure, unless such repair cannot reasonably be completed with said thirty (30) day period, in which event Landlord shall provide notice to Tenant of the reasonable time period within such repair can be completed and shall complete the same within said time period; but Tenant shall have no claim for rebate of rent or damages on account of any interruptions in service occasioned thereby or resulting therefrom, except as otherwise provided in Paragraph 6. Whenever heat generating machines or equipment are used by Tenant in the leased premises which affect the temperature otherwise maintained by the air conditioning equipment, Landlord reserves the right to (a) require Tenant, at its sole expense, to install supplementary air conditioning units in the leased premises (or for the use of the leased premises); and (b), if Tenant fails to commence such installation within thirty (30) days and complete such installation as soon as possible thereafter, and in any event within sixty (60) days after written notice, then Landlord, at its option, may do so and the expense of such purchase, installation, maintenance, repair and operation shall be paid by Tenant upon demand as additional rent. This preceding sentence does not apply to any supplementary equipment installed by Landlord as part of initial Tenant Improvements per Exhibit C.
Tenant shall not provide any janitorial services without Landlord’s written consent and then only subject to supervision of Landlord and by a janitorial contractor or employees at all times satisfactory to Landlord. Any such services provided by Tenant shall be Tenant’s sole risk and responsibility.
9. Use of Premises.
A Tenant will not occupy or use, nor permit any portion of leased premises to be occupied or used, for any business or purpose other than that described above or for any use or purpose which is unlawful in part or in whole or deemed to be disreputable in any manner, or extra hazardous on account of fire, nor permit anything to be done which will render void or in any way increase the rate of insurance on the Building or its contents, and Tenant, shall immediately cease and desist from such use, paying all costs and expense resulting therefrom.
B. Tenant shall at its own cost and expense promptly obtain any and all licenses and permits necessary for any permitted use. Tenant shall comply with all governmental laws, ordinances and regulations applicable to Tenant’s use and occupancy of the leased premises, and shall promptly comply with all governmental orders and directives for the correction, prevention and abatement of any violations or nuisances resulting from its use of, operations in or alterations, additions or improvements to or in the leased premises, all at Tenant’s sole expense, except that Landlord represents that the Building and leased premises will be constructed in compliance with applicable laws and ordinances, and Landlord shall be responsible for correcting any and all improvements installed or constructed prior to Tenant’s occupancy in the Building or leased premises in violation of laws or ordinances applicable at the time the work was completed by Landlord. If, as a result of any change in the governmental laws, ordinances, and regulations, the leased premises must be altered to lawfully accommodate Tenant’s particular use and occupancy, such alterations shall be made only with the consent of Landlord, but the entire cost shall be borne by Tenant (except to the extent such change is applicable to general office space throughout the Building, such. that Landlord may make such alterations and include the costs in Operating Costs pursuant to Paragraph 5.B); provided, that, the necessity of Landlord’s consent shall in no way create any liability against Landlord for failure of Tenant to comply with such laws, ordinances and regulations.
C. In no event shall Tenant be required to make structural repairs to the leased premises or the Building. Tenant will maintain the leased premises (including all fixtures installed by Tenant, water heaters within the leased premises and plate glass) in good repair, reasonable wear and tear excepted, and in a clean and healthful condition, and in compliance with all laws, ordinances, orders, rules, and regulations (state, federal, municipal, and other agencies or bodies having any jurisdiction thereof) applicable to Tenant’s use and occupancy of the leased premises. Any repairs or replacements shall be with materials and workmanship of the same character, kind and quality as the original. Except in accordance with the approved plans and specifications for the initial improvements or for any alterations in accordance with Paragraph 7, Tenant will not, without the prior written consent of Landlord, paint, install lighting or decorations, or install any signs, window or door lettering or advertising media of any type on or about the leased premises, if (a) any such alteration is visible from the common areas of the Building, or (b) if any such alteration would in Landlord’s reasonable opinion materially adversely affect marketability of the leased premises. Tenant will submit its plans and specifications to Landlord and unless disapproved by Landlord within twenty (20) days, the alterations shall be deemed approved.
D. Tenant will conduct its business and control its agents, employees and invitees in such a manner as not to create any nuisance, nor interfere with, annoy, or disturb other tenants or Landlord in the management of the Building.
E. Tenant shall pay upon demand as additional rent the full cost of repairing any damage to the leased premises, Building or related facilities resulting from and/or caused in whole or in part by the negligence or misconduct of Tenant, its agents, servants, employees, patrons, customers, or any other person entering upon the Property as a result of Tenant’s business activities or resulting from Tenant’s default hereunder.
F. Tenant shall have the non-exclusive right to the use by its employees, clients, customers, agents and invitees of the parking area and other common areas and common facilities provided by Landlord from time to time to serve the Building, subject to compliance by Tenant and Tenant’s agents, employees, clients, customers and invitees fully with all rules and regulations of the Building, parking area and related facilities, which are described in Exhibit D attached hereto. Such use by Tenant is included in the Base Rent payable under Paragraph 3 and Tenant’s share of Operating Costs and Taxes under Paragraphs 4 and 5. Landlord shall at all times have the right to change such rules and regulations or to promulgate other rules and regulations applicable uniformly to all tenants in the Building in such reasonable manner as may be deemed advisable for the safety, care, and cleanliness of the Building and for the preservation of good order therein. Copies of all rules and regulations, changes, and amendments will be forwarded to Tenant in writing and shall he carried out and observed by Tenant. Tenant shall further be responsible for the compliance with such rules and regulations by Tenant’s employees, servants, agents and visitors.
G. At termination of this lease, upon its expiration or otherwise, Tenant shall deliver up the leased premises with all improvements located thereon (except as herein provided) in good repair and condition, reasonable wear and tear excepted, broom clean and free of all debris.
10. Inspections. Landlord shall have the right to enter the leased premises during business hours and, upon prior written notice (except in an emergency) at any other reasonable time, for the following purposes: (i) to ascertain the condition of the leased premises; (ii) to determine whether Tenant is diligently fulfilling Tenant’s responsibilities under this lease if Landlord has reason to believe that Tenant has defaulted as to such responsibilities; (iii) to clean and to make such repairs as may be required or permitted to be made by Landlord under the terms of this lease; (iv) to show the Building to a potential purchaser or mortgagee; or (v) to do any other act or thing which Landlord deems reasonable to preserve the leased premises and the Building. During the six (6) months prior to the end of the term hereof and during the continuance of any event of default (following expiration of the applicable cure period or, if no cure period is applicable, following thirty (30) days), Landlord shall have the right to enter the leased premises at any reasonable time during business hours for the purpose of showing the leased premises. Tenant shall meet with Landlord for a joint inspection of the leased premises at the time of or promptly after Tenant’s vacating the leased premises.
11. Assignment and Subletting.
     A. Except as otherwise provided herein, Tenant shall not have the right to assign or pledge this lease or to sublet the whole or any part of the leased premises, whether voluntarily or by operation of law, or permit the use or occupancy of the leased premises by anyone other than Tenant, without the prior written consent of Landlord, and such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. In the event Tenant desires to sublet the leased premises, or any portion thereof, or assign this lease, Tenant shall give written notice thereof to Landlord within a reasonable time prior to the proposed commencement date of such subletting or assignment, which notice shall set forth the name of the proposed subtenant or assignee, the relevant terms of any sublease and copies of financial reports and other relevant financial information of the proposed subtenant or assignee. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain directly, primarily and fully responsible and liable for the payment of the rent herein specified and for compliance with all of its other obligations under the terms, provisions and covenants of this lease. Upon the occurrence of an “event of default” (as hereinafter defined), if the leased premises or any part thereof are then assigned or sublet, Landlord, in addition to any other remedies herein provided or provided by law, may, at its option, collect directly from such assignee or subtenant all rents due and becoming due to Tenant under such assignment or sublease and apply such rent against any sums due to Landlord from Tenant hereunder, and no such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder. Tenant shall pay to Landlord, on demand, a reasonable service charge, not to exceed $1,500.00, for the processing of the application for the consent and for the preparation of the consent. Such service charge shall be collectible by Landlord only where consent is granted by Landlord.

B. The term “assignment” as used herein, shall be deemed to include any transaction or series of related transactions (including, without limitation: (a) any merger, consolidation, sale of assets, dissolution or reorganization of Tenant whether voluntary, involuntary, or by operation of law; (b) any issuance, sale, gift, transfer, or redemption of any capital stock of Tenant, whether voluntary, involuntary, or by operation of law; or (c) any combination of any of the foregoing transactions) resulting in the transfer of control of Tenant. For purposes of this Paragraph 11, “control” of a corporation or entity means the direct or indirect power, whether through ownership, contractual or other rights to vote a sufficient number of voting shares, or otherwise, to elect a majority of the directors or otherwise to direct the management and policies of such corporation or other entity; provided that if Tenant at any time is a corporation having publicly traded shares, then any transaction or series of transactions involving any person or group of affiliated persons acquiring less than ten percent (10%) of Tenant’s outstanding shares shall be deemed not to constitute a transfer of control for this purpose.
C. Notwithstanding the foregoing provisions, no approval by Landlord shall be required in the case of:
(a) any sublease by Tenant of all or a portion of the leased premises to a corporation or other entity that controls, is controlled by, or is under common control with Tenant, provided that (i) Tenant gives written notice to Landlord of each such sublease, including a copy of the sublease agreement, within thirty (30) days after the effective date thereof, and (ii) Tenant shall remain fully and primarily liable for the payment and performance of all obligations hereunder, as provided in Paragraph 11.A above; or
(b) any merger, consolidation, or reorganization of Tenant into or with another corporation or other entity, or a sale of all or substantially all of Tenant’s assets to a single purchaser that directly or (collectively, a “Corporate Reorganization”), provided that: (i) Tenant is not in default under this Lease at the time of such Corporate Reorganization; (ii) in connection with the Corporate Reorganization, the surviving, successor or transferee corporation or other entity (“Successor Tenant”) that directly or indirectly succeeds to, owns or controls and continues all or substantially all of Tenant’s assets and business operations (as existing immediately prior to the Corporate Reorganization) agrees, in writing, to assume, comply with, and be bound by all terms, provisions, and conditions of this Lease (“Assumption Agreement”); (iii) immediately following such Corporate Reorganization, the Successor Tenant has (x) a net worth of not less than $10,000,000 and (y) a debt/equity ratio of 1:1, or an unsecured debt rating by Standard & Poor’s of A or higher, or Tenant submits evidence satisfactory to Landlord of such Successor Tenant’s creditworthiness; and (iv) the Tenant or Successor Tenant, not less than ten (10) days after the effective date of the Corporate Reorganization, provides written notice to Landlord of the Corporate Reorganization, accompanied by true and accurate copies of the executed Assumption Agreement and Corporate Reorganization documents or other evidence reasonably satisfactory to Landlord that the terms and provisions of this subparagraph have been satisfied; and upon full satisfaction of the terms and conditions of this Paragraph 11.C(b), Tenant shall be deemed released from its obligations under this Lease.
D. In addition to, but not in limitation of, Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, (a) in the event of any proposed sublease of the entire leased premises or assignment of this Lease (except in compliance with the terms of Paragraph 11.C), to terminate this Lease, or (b) in the event of any proposed sublease affecting ten percent (10%) or more of the leased premises, to recapture the portion of the leased premises to be sublet, effective in each case as of the date the subletting or assignment is to be effective. The option shall be exercised, if at all, by Landlord giving Tenant written notice thereof within thirty (30) days following Landlord’s receipt of Tenant’s written notice as required above. If this lease shall be terminated pursuant to this paragraph, the term of this lease shall end on the date stated in Tenant’s notice as the effective date of the sublease or assignment as if that date had been originally fixed in this lease for the expiration of the term hereof, and the Letter of Credit shall be returned within five (5) business days; provided there is no uncured Tenant default as defined in Paragraph 2. If Landlord recaptures under this paragraph only a portion of the leased premises, the rent during the unexpired term shall abate proportionately based on the rent contained in this lease as of the date immediately prior to such recapture. Tenant shall, at Tenant’s own cost and expense, discharge in full any outstanding commission obligation on the part of Landlord with respect to this lease, and any commissions which may be due and owing as a result of any proposed assignment or subletting, except that with respect to a sublease or assignment as to which Landlord terminates this Lease or recaptures the leased premises, Landlord shall assume responsibility for commissions relating to the assignment or sublease if and to the extent the net rent receivable under the recaptured or new lease exceeds the rent that would have been payable under this Lease with respect to the space removed from this Lease. In the event of a recapture of a portion of the leased premises by Landlord pursuant to the terms of this paragraph, Tenant shall pay all costs associated with the separation of the recaptured premises from the portion not recaptured, including, but without limitation, all demising partitions, changes in lighting and HVAC distribution systems and all reasonable architects and/or engineering fees. If Tenant submits to Landlord a proposed sublease for less than fifty percent (50%) of the leased premises, Tenant, at its option, may make such submission expressly conditional on Landlord’s recapture decision, such that if Landlord does not approve the sublease then Tenant shall be deemed to have withdrawn its submission.
E. Any assignment or subletting by Tenant pursuant to Paragraph 11.A of all or any portion of the leased premises, or termination of the lease for all or a portion of the leased premises pursuant to Paragraph 11.D, shall automatically operate to terminate each and every right, option, or election, if any exist, belonging to Tenant including by way of illustration, but not limitation, any option to expand its premises or to extend or renew the term of Tenant’s lease for all or any portion of the leased premises – i.e. such rights and options shall cease as to both space sublet or assigned and as to any portion of the original leased premises retained by Tenant. The provisions of this Paragraph 11.E shall not apply to any sublease or assignment by Tenant in compliance with the terms of Paragraph 11.C, nor shall it apply to a sublease or subleases aggregating less than ten percent (10%) of the leased premises, provided that Tenant shall exercise any such option as to the entire leased premises.
F. Tenant acknowledges that Landlord has the exclusive right to demise premises within the Building; therefore, Tenant hereby covenants that Tenant shall not sublease as sublessee, or take any assignment of, any space within the Building without the prior written consent of Landlord, which consent shall be withheld or granted in the absolute and unrestricted discretion of Landlord. Without limitation on any other rights or remedies available to Landlord under this Lease, the lease with the sublessor or assignor and applicable law, any such sublease of space by Tenant or assignment to Tenant of a lease of space within the Building shall be voidable at the option of

Landlord, provided that Landlord makes equivalent space available on the same terms as Landlord is offering such space.
12. Fire and Casualty Damage.
A. If the Building or leased premises are rendered partially or wholly untenantable by fire or other casualty, and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within ninety (90) days of such damage, then Landlord may, at its sole option, terminate this lease as of the date of such fire or casualty. Landlord shall exercise its option provided herein by written notice within sixty (60) days of such fire or other casualty. For purposes hereof, the Building or leased premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the leased premises for the purpose for which it was then being used.
B. If this lease is not terminated pursuant to Paragraph 12, then Landlord shall proceed with all due diligence to repair and restore the Building, improvements or leased premises, as the case may be (except that Landlord may elect not to rebuild if such damage occurs during the last year of the term exclusive of any option which is unexercised at the date of such damage).
C. If this lease shall be terminated pursuant to this Paragraph 12, the term of this lease shall end on the date of such damage as if that date had been originally fixed in this lease for the expiration of the term hereof. If this lease shall not be terminated by Landlord pursuant to this Paragraph 12 and if the leased premises is untenantable in whole or in part following such damage, the rent payable during the period in which the leased premises is untenantable shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances, provided that, if such casualty was caused solely by the gross negligence or willful misconduct of Tenant, its employees, contractors, or agents, there shall be no abatement. In the event that Landlord should fail to complete such repairs and material restoration within one hundred twenty (120) days after the date of such damage, Tenant may at its option and as its sole remedy terminate this lease by delivering written notice to Landlord, whereupon the lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this lease for the expiration of the term hereof; provided, however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord (“force majeure”), the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.
     In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in or about the leased premises by Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or leased premises shall be for the sole benefit of the party carrying such insurance and under its sole control.
D. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the leased premises, Building or Property requires that any insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such holder, whereupon the lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this lease for the expiration of the term hereof.
E. Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire, extended coverage perils, vandalism or malicious mischief, sprinkler leakage or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible; provided, however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at that time and in any event only with respect to loss or damage occurring during such times as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Each of Landlord and Tenant agrees that it will request its insurance carriers to include in its policies such a clause or endorsement. If extra cost shall be charged therefor, each party shall advise the other thereof and of the amount of the extra cost, and the other party, at its election, may pay the same, but shall not be obligated to do so. If such other party fails to pay such extra cost, the release provisions of this paragraph shall be inoperative against such other party to the extent necessary to avoid invalidation of such releasor’s insurance.
F. In the event of any damage or destruction to the Building or the leased premises by any peril covered by the provisions of this Paragraph 12, Tenant shall, upon notice from Landlord, remove forthwith, at its sole cost and expense, such portion or all of the property belonging to Tenant or his licensees from such portion or all of the Building or the leased premises as Landlord shall request.
13. Liability. Landlord shall not be liable for and Tenant will indemnify, defend and hold Landlord harmless from any loss, liability, costs and expenses, including reasonable attorneys’ fees, arising out of any claim of personal injury, including death, or damage to property on or in the leased premises, including but not limited to claims of Tenant or Tenant’s agents, employees, contractors, invitees, or any person entering upon the Property in whole or in part because of Tenant’s use of the leased premises; and Tenant assumes all such risks of injury to any such persons or damage to its and their property, except for personal injury, death or damage to property of persons other than Tenant caused by the willful misconduct or negligence of Landlord, its employees, agents or contractors. Landlord shall not be liable or responsible for any loss or damage to any property or injury to or death of any person occasioned by theft, fire, act of God, public enemy, injunction, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or other matter beyond control of Landlord, or for any property damage or inconvenience arising from repair or alteration of any part of the Building, or failure to make repairs, or from any other cause whatever, except for personal injury, death or damage to property of persons other than Tenant caused by the willful misconduct or negligence of Landlord, its employees, agents or contractors. Landlord shall indemnify, defend and hold Tenant harmless from any loss, liability, costs and expenses, including reasonable attorneys’ fees, arising out of any claim of personal injury or damage to property (except damage to Tenant’s own property as to which the waiver of subrogation under Paragraph 12.E applies) on or about the leased premises or the Building, resulting from the willful misconduct or negligence of Landlord, its employees, agents or contractors.
14. Tenant’s Insurance. Tenant, in order to enable it to meet its obligation to insure against the liabilities specified in this Lease, shall at all times during the term hereof carry, at its own expense, one or more policies of general public liability and property damage insurance, issued by one or more insurance companies reasonably acceptable to Landlord, with the following minimum coverages:
A. Worker’s Compensation — minimum statutory amount.
B. Commercial General Liability Insurance in an amount not less than $1,000,000 Combined Single Limit for both bodily injury and property damage, including Blanket, Contractual Liability, Broad Form Property Damage, Personal Injury, Completed Operations, Products Liability, Fire Damage for claims arising out of or in connection with (i) the leased premises; (ii) the condition of the leased premises; (iii) Tenant’s operations in and maintenance and use of the leased premises; and (iv) Tenant’s liability assumed under this Lease.
C. Fire and Extended Coverage, Vandalism and Malicious Mischief, and Sprinkler Leakage insurance, for the full cost of replacement of tenant’s property.
Such insurance policy or policies shall protect Tenant and Landlord as their interests may appear, naming Landlord and Landlord’s managing agent and mortgagee as additional insureds and shall provide that they may not be cancelled on less than thirty (30) days prior written notice to Landlord. Tenant shall furnish Landlord with Certificates of Insurance evidencing such coverage within thirty (30) days after a request to do so. Should Tenant fail to carry such insurance and furnish Landlord with such Certificates of Insurance, Landlord shall have the right, but not the obligation, to obtain such insurance and collect the cost thereof from Tenant as additional rent.
15. Condemnation.
A. If any substantial part of the Building, improvements, or leased premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with the use of the Building or leased premises for the purpose for which it is then being used, this lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this lease for the expiration of the term hereof.
B. If part of the Building, improvements, or leased premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this lease is not terminated as provided in the subparagraph above, this lease shall not terminate but the rent payable hereunder during the unexpired portion of this lease shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Building, improvements, and leased premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all the circumstances.

C. All compensation awarded for such taking or conveyance shall be the property of Landlord without any deduction therefrom for any present or future estate of Tenant, and Tenant hereby assigns to Landlord all its right, title and interest in and to any such award. However, Tenant shall have the right to recover from such authority, but not from Landlord, such compensation as may be awarded to Tenant on account of moving and relocation expenses and depreciation to and removal of Tenant’s property.
16. Holding Over. Tenant will, at the termination of this lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the leased premises or any part thereof after such termination, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes either (i) creation of a month to month tenancy, upon the terms and conditions set forth in this lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this lease; provided, however, that the monthly rental (or daily rental under (ii) shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as additional rent, be equal to double the rental being paid monthly to Landlord under this lease immediately prior to such termination (prorated in the case of (ii) on the basis of a 365 day year for each day Tenant remains in possession). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the rent in the preceding sentence. In the event of any such holding over by Tenant without the consent of Landlord (which consent shall not be implied from Landlord’s mere acceptance of rent payments), Tenant shall also pay to Landlord all actual damages sustained by Landlord proximately caused by such retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the leased premises, not to exceed an amount equal to two (2) years’ rent at the rate in effect at the expiration of the Lease. The provisions of this paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy (other than a written waiver or consent signed by Landlord) operate as a waiver of the right to terminate this lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.
17. Quiet Enjoyment. Landlord represents and warrants that it has fee simple title to the Property and Building, and has full right and authority to enter into this lease; and that Tenant, while paying the rental and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the leased premises for the term hereof without hindrance or molestation from Landlord subject to the terms and provisions of this lease. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this lease because of such interference or disturbance.
18. Events of Default. The following events shall be deemed to be events of default by Tenant under this lease:
(1) Tenant shall fail to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, whether such sum be any installment of the rent herein reserved, any other amount treated as additional rent hereunder, or any other payment or reimbursement to Landlord required herein, whether or not treated as additional rent hereunder, and such failure shall continue for a period of five (5) days after written notice to Tenant, provided that in the case of rent installments (including estimated payments under Paragraph 5), if Landlord shall have given two

(2) such written notices within any twelve (12) month period, then it shall be an event of default if any subsequent rent installment during such period is not paid within five (5) days from the date such payment was due; or
(2) Tenant shall fail to comply with any term, provision or covenant of this lease (other than payment obligations as described in Paragraph 18(1) above), and shall not cure such failure within thirty (30) days after written notice thereof to Tenant, provided that if such failure cannot reasonably be cured within thirty (30) days, and (a) Tenant shall commence such cure and give Landlord written notice within said thirty (30) day period specifying the time period reasonably required to effect such cure, (b) the time period so specified by Tenant shall in fact be reasonable, and (c) Tenant shall diligently pursue such cure and complete the same within the time period so specified, then the time for cure shall be extended to such reasonable time as may be so specified in Tenant’s written notice to Landlord; or
(3) Tenant shall abandon or vacate the leased premises for ninety (90) days or more; or
(4) Tenant shall fail to vacate the leased premises immediately upon termination of this lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only; or
(5) The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such default shall continue for thirty (30) days after written notice thereof to Tenant; or
(6) Tenant shall become insolvent, admit in writing its inability to pay its debts generally as they become due only if such admission is made by an officer of the company authorized to make such admission, file a petition in bankruptcy or a petition to take advantage of any insolvency statute, make an assignment for the benefit of creditors, make a transfer in fraud of creditors, apply for or consent to the appointment of a receiver of itself or of the whole or any substantial part of its property, or file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, as now in effect or hereafter amended, or any other applicable law or statute of the United States or any state thereof; or
(7) A court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant a bankrupt, or appointing a receiver of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within thirty (30) days from the date of entry thereof
19. Remedies. Upon the occurrence of any of such events of default described in Paragraph 18 hereof or elsewhere in this lease, Landlord shall have the option to pursue any one or more of the following remedies, without any notice or demand (other than that applicable to the subject default under Paragraph 18 or as specified below):
(1) Landlord may, at its election, upon thirty (30) days written notice following any event of default as to which less than thirty (30) days written notice was required, or upon ten (10) days written notice (or as otherwise may be required by law in the event of a holdover) in the case of any other default, terminate this lease or terminate Tenant’s right to possession only, without terminating the lease.
(2) Upon any termination of this lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the lease, Tenant shall surrender possession and vacate the leased premises immediately, and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the leased premises in such event with or without process of law and to repossess Landlord of the leased premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the leased premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant hereby waiving any right to claim damage for such reentry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law.
(3) Upon any termination of this lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all rent, including any amounts treated as additional rent hereunder, and other sums due and payable by Tenant on the date of termination, plus the sum of (i) an amount equal to the then present value of the rent (discounted at the then prevailing rate for U.S. Treasury securities having maturity dates nearest to the respective rent payment dates for the remaining term), including any amounts treated as additional rent hereunder, and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the total of the actual rents due and payable under reletting leases, if any (discounted on the same basis), and the present value or fair rental value (discounted on the same basis) of the entire or remaining leased premises not so relet for such residue (taking into account the time and expense necessary to obtain a replacement tenant or tenants, including expenses hereinafter described in subparagraph (4) relating to recovery of the leased premises, preparation for reletting and for reletting itself), and (ii) the cost of performing any other covenants which would have otherwise been performed by Tenant.
(4) (i) Upon any termination of Tenant’s right to possession only without termination of the lease, Landlord may, at Landlord’s option, enter into the leased premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided in subparagraph (2) above, without such entry and possession terminating the lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the rent, including any amounts treated as additional rent, hereunder for the full term. In any such case Tenant shall pay forthwith to Landlord, if Landlord so elects, a sum equal to the entire amount of the rent, including any amounts treated as additional rent hereunder, for the residue of the stated term hereof plus any other sums provided herein to be paid by Tenant for the remainder of the lease term.
     (ii) Landlord may, but need not, relet the leased premises or any part thereof for such rent and upon such terms as Landlord in its sole discretion shall determine (including the right to relet the leased premises for a greater or lesser term than that remaining under this lease, the right to relet the leased premises as a part of a larger area, and the right to change the character or use made of the leased premises) and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting. In any such case, Landlord may make reasonable repairs or alterations in or to the leased premises and refit or restore the same to the extent Landlord deems necessary or desirable, and Tenant shall, upon demand, pay the reasonable cost thereof up to but not exceeding the amount reasonably required to repair and restore the leased premises to the condition existing at the commencement date of this Lease or to refit the same to building standard (“Refit Costs”), together with Landlord’s other expenses of reletting including, without limitation, any broker’s commission incurred by Landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all rent, including any amounts treated as additional rent hereunder and other sums reserved in this lease for the remaining term hereof, together with Refit Costs and Lessor’s expenses of reletting and the collection of the rent accruing therefrom (including reasonable attorney’s fees and broker’s commissions), Tenant shall pay to Landlord the amount of such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums falling due under this section from time to time. Landlord agrees to mitigate its damages in accordance with applicable law, including using commercially reasonable efforts to relet the leased premises (provided that Landlord shall not be obligated hereby to relet the leased premises in preference to other vacant space, if any, in the Building or other buildings in the vicinity owned or controlled by Landlord at the time).
(5) Landlord may, at Landlord’s option, enter into and upon the leased premises, with or without process of law, if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage resulting therefrom and Tenant agrees to reimburse Landlord, on demand, as additional rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this lease plus interest from the date Landlord shall incur such cost at the rate of four percent (4%) per annum plus the prevailing national prime rate as published in The Wall Street Journal or any successor publication (“National Prime Rate”);
(6) Any and all property which may be removed from the leased premises by Landlord pursuant to the authority of the lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the leased premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this lease as by a bill of sale without further payment or credit by Landlord to Tenant.
(7) In the event Tenant fails to pay any installment of rent, including any amount treated as additional rent hereunder, or other sums hereunder as and when such installment or other charge is due, Tenant shall pay to Landlord on demand a late charge in an amount equal to three percent (3%) of such installment or other charge overdue in any month, which late charge may be demanded at the time such installment or other charge becomes delinquent or at any time thereafter, but only one time with respect to each such installment or other charge, to help defray the additional cost to Landlord for processing such late payments, and such late charge shall be additional rent hereunder and the failure to pay such late charge within ten (10) days after demand therefor shall be an additional event of default hereunder. The provision for such late charge shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner, but shall be in addition to interest at the National Prime Rate, which shall accrue on each such installment or other charge from and after the date it becomes delinquent until paid in full, and in addition to all of Landlord’s other rights and remedies hereunder or at law.
Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any rent due to Landlord hereunder or of any damages accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed a termination of this lease or an acceptance of the surrender of the leased premises, and no agreement to terminate this lease or accept a surrender of said premises shall be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay any attorneys’ fees so incurred.
Landlord agrees that it shall look solely to Tenant, and not to its officers, directors, agents or employees in seeking to recover any sums due under this Lease.
20. No Landlord’s Lien. There is no statutory lien for rent under Indiana law, and Tenant has not granted to Landlord any security interest under Article 9 or the Uniform Commercial Code as in effect in Indiana (the “Indiana UCC”).
21. Mortgages. Tenant accepts this lease subject and subordinate to any mortgage(s) and/or deed(s) of trust now or at any time hereafter constituting a first lien or charge upon the Property, or the improvements situated thereon, provided, however, that if the mortgagee, trustee, or holder of any such mortgage or deed of trust elects to have Tenant’s interest in this lease superior to any such instrument, then by notice to Tenant from such mortgagee, trustee or holder, this lease shall be deemed superior to such lien whether this lease was executed before or after said mortgage or deed of trust. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any such mortgagee for the purpose of subjecting and subordinating this lease to the lien of any such mortgage or for the purpose of evidencing the superiority of this lease to the lien of any such mortgage, as may be the case, provided that any such instrument subordinating this lease to the lien of any such mortgage shall contain a non-disturbance provision in commercially reasonable form whereby such mortgagee shall agree that, so long as there is no event of default under this Lease by Tenant, the right of possession and other rights of Tenant hereunder shall not be disturbed notwithstanding any foreclosure of such mortgage. Landlord shall use its best efforts to obtain a commercially reasonable subordination, nondisturbance and attornment agreement from the existing mortgagee or future mortgagee, and Tenant agrees to enter into such agreement if so obtained.
22. Limitation of Landlord’s Liability. If Landlord shall fail to perform or observe any term, condition, covenant or obligation required to be performed or observed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment and that Landlord shall not be liable for any deficiency.
     The references to “Landlord” in this Lease shall be limited to mean and include only the owner or owners, at the time, of the fee simple interest in the Building. In the event of a sale or transfer of such interest (except a mortgage or other transfer as security for a debt), the “Landlord” named herein, or, in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder; so long as the transferee has assumed all of such terms, conditions, covenants and obligations accruing after the date of transfer.
23. Mechanic’s and Other Liens.
A. Tenant shall have no authority, express or implied, to create or place any lien or encumbrance of any kind or nature whatsoever upon, or in any manner to bind, the interest of Landlord in the leased premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs, and each such claim shall affect and each such lien shall attach to, if at all, only the leasehold interest granted to Tenant by this lease. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the leased premises on which any lien is or can be validly and legally asserted against its leasehold interest in the leased premises or the improvements thereon and that it will save and hold Landlord harmless from any and all loss, liability, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the right, title and interest of the Landlord in the leased premises or under the terms of this lease. Tenant will not permit any mechanic’s lien or liens or any other liens which may be imposed by law affecting Landlord’s or its mortgagees’ interest in the leased premises or the Building to be placed upon the leased premises or the Building arising out of any action or claimed action by Tenant, and in case of the filing of any such lien Tenant will promptly pay same. If any such lien shall remain in force and effect for twenty (20) days, Landlord shall have the right and privilege of paying and discharging the same or any portion thereof without inquiry as to the validity thereof, and any amounts so paid, including expenses and interest, shall be so much additional rent hereunder due from Tenant to Landlord and shall be paid to Landlord immediately on rendition of bill therefor. Notwithstanding the foregoing, Tenant shall have the right to contest any such lien in good faith and with all due diligence so long as any such contest, or action taken in connection therewith, protects the interest of Landlord and Landlord’s mortgagee in the leased premises, and Landlord and any such mortgagee are, by the expiration of said twenty (20) day period, furnished such protection, and indemnification against any loss, liability, cost or expense related to any such lien and the contest thereof as are satisfactory to Landlord and any such mortgagee.
B. Landlord shall defend its title and this Lease against mechanic’s liens claims of contractors, subcontractors and other persons performing work or supplying materials in the construction of the Building and other improvements on the Property by Landlord, and the construction and installation by Landlord of improvements in the leased premises, under any contract or agreement made by or with Landlord, its contractors, subcontractors and agents.
24. Notices. Each provision of this lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to the sending, mailing or delivery of any notice or the making of any payment shall be deemed to be complied with when and if the following steps are taken:
(1) All rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to:
E-L Allison Pointe II, LLP
c/o Edgeworth Laskey Properties, LLC
8520 Allison Pointe Blvd., Suite 128
Indianapolis, Indiana 46250
     or to such other entity at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.
(2) Any notice or other document required or permitted to be delivered hereunder shall be deemed to be delivered whether actually received or not when deposited in the continental United States Mail, postage prepaid, certified or registered mail, addressed to the parties hereto at the respective addresses set out below, or at such other address as they have theretofore specified by written notice delivered in accordance herewith:

Landlord:	Tenant:
E-L Allison Pointe II, LLP	Network Specialists, Inc.
c/o Edgeworth Laskey Properties, LLC	80 River Street
8520 Allison Pointe Blvd., Suite 128	Hoboken, New Jersey, 07030
Indianapolis, Indiana 46250
All parties included within the terms “Landlord” and “Tenant,” respectively, shall be bound by notices given in accordance with the provisions of this paragraph to the same effect as if each had received such notice.

25. Miscellaneous.
A. Words of any gender used in this lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires.
B. The terms, provisions and covenants and conditions contained in this lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise expressly provided herein. Landlord shall have the right to assign any of its rights and obligations under this lease and Landlord’s grantee or Landlord’s successor shall upon such assignment, become “Landlord” hereunder, thereby freeing and relieving the grantor or assignor of all covenants and obligations of “Landlord” hereunder. Tenant agrees to furnish promptly upon demand, a corporate resolution, proof of due authorization by partners, or other appropriate documentation evidencing the due authorization of Tenant to enter into this lease. Nothing herein contained shall give any other Tenant in the Building of which the leased premises is a part any enforceable rights either against Landlord or Tenant as a result of the covenants and obligations of either party set forth herein.
C. The captions inserted in this lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this lease, or any provision hereof.
D. Tenant and Landlord shall at any time and from time to time within ten (10) days after written request from the other party execute and deliver to the requesting party, or in Landlord’s case to any prospective Landlord, mortgagee or prospective mortgagee, or in Tenant’s case to any lender, permitted assignee or prospective permitted assignee, a sworn and acknowledged estoppel certificate, in customary commercial form reasonably satisfactory to the intended recipient certifying and stating as follows: (i) this lease has not been modified or amended (or if modified or amended, setting forth such modifications or amendments); (ii) this lease (as so modified or amended) is in full force and effect (or if not in full force and effect, the reasons therefor); (iii) the Tenant (or Landlord, as the case may be) has no offsets or defenses to its performance of the terms and provisions of this lease, including in the case of Tenant the payment of rent (or if there are any such defenses or offsets, specifying the same); (iv) Tenant is in possession of the leased premises, if such be the case; (v) if an assignment of rents or leases has been served upon Tenant by a mortgagee or prospective mortgagee, Tenant has received such assignment and agrees to be bound by the provisions thereof; and (vi) any other accurate statements reasonably required by the intended recipient. A party’s failure to deliver such statement or otherwise respond in writing to such request specifying any objections to the form or substance of the requested statement within said ten (10) day period shall be conclusive upon the non-responsive party, except as to any contrary fact or circumstance within the actual knowledge of the requesting party, that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in the requesting party’s performance hereunder.
E. This lease may not be altered, changed or amended except by an instrument in writing signed by both parties hereto.
F. All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the terra of this lease shall survive the expiration or earlier termination of the term hereof, including without limitation, all payment obligations with respect to taxes and Operating Costs and all obligations concerning the condition of the leased premises. Upon the expiration or earlier termination of the term hereof, to the extent the letter of credit delivered under Paragraph 2 has theretofore been reduced or released and is not available to cover Landlord’s costs, then Tenant shall pay to Landlord the amount, as reasonably estimated by Landlord, necessary: (i) to repair and restore the leased premises to the condition in which Tenant is obligated to return possession thereof to Landlord, if and to the extent Tenant has not already satisfied such obligation; and (ii) to discharge Tenant’s payment obligations hereunder, including but not limited to its unpaid share of real estate taxes and Operating Costs in accordance with Paragraphs 4 and 5 of this Lease. The amount so deposited, if any, shall be used and held by Landlord for payment of such obligations of Tenant, with Tenant being liable for any additional costs upon demand by Landlord, or with any excess to be returned to Tenant after all such obligations have been determined and satisfied.
G. If any clause, phrase, provision or portion of this lease or the application thereof to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this lease nor any other clause, phrase, provision or portion hereof, nor shall it affect the application of any clause, phrase. provision or portion hereof to other persons or circumstances, and it is also the intention of the parties to this lease that in lieu of each such clause, phrase, provision or portion of this lease that is invalid or unenforceable, there be added as a part of this lease contract a clause, phrase, provision or portion as similar in terms to such invalid or unenforceable clause, phrase, provision or portion as may be possible and be valid and enforceable.
H. Submission of this lease shall not be deemed to be a reservation of the leased premises. Landlord shall not be bound hereby until its delivery to Tenant of an executed copy hereof signed by Landlord, already having been signed by Tenant, and until such delivery Landlord reserves the right to exhibit and lease the leased premises to other prospective tenants. Notwithstanding anything contained herein to the contrary, Landlord may withhold delivery of possession of the leased premises from Tenant until such time as Tenant has delivered to Landlord the letter of credit required by Paragraph 2 hereof and the first month’s rent as set forth in Paragraph 3 hereof.
I. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to causes of any kind whatsoever which are beyond the control of Landlord.
J. Tenant’s “proportionate share” as used in this lease shall mean a fraction, the numerator of which is the gross rentable area of the leased premises and the denominator of which is the gross rentable area contained in the Building, in each case as reasonably determined by Landlord. For purposes hereof the numerator is (a) prior to Tenant’s occupancy of the Expansion Space, 34, 881, and (b) thereafter, 45,429, and the denominator is 89,200; and Tenant’s proportionate share is (i) 39.10% prior to Tenant’s occupancy of the Expansion Space, and (ii) 50.93% thereafter. Landlord certifies that the gross rentable area of the Building is 89,200 rentable square feet, and that the rentable area of the leased premises (measured and calculated on the same basis as used to calculate the rentable area of the Building), is 45,429 rentable square feet (including the 10,548 rentable square feet of the Expansion Space).

K. If there be more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Any indemnification of, insurance of, or option granted to Landlord shall also include or be exercisable by Landlord’s trustee, beneficiary, agents and employees, as the case may be.
L. Each of the parties (i) represents and warrants to the other that it has not dealt with any broker or finder in connection with this lease, except as described on Exhibit G attached hereto; and (ii) indemnifies and holds the other harmless from any and all losses, liability, costs or expenses (including attorneys’ fees) incurred as a result of an alleged breach of the foregoing warranty. Landlord agrees to promptly pay the broker(s), if any, listed on Exhibit G.
26. Substitution of Premises. Intentionally omitted.
27. Certain Rights Reserved To The Landlord. The Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:
(1) to change the name or street address of the Building;
(2) to install and maintain a sign or signs on the exterior of the Building;
(3) to have access for the Landlord and the other tenants of the Building to any mail chutes located on the leased premises according to the rules of the United States Post Office;
(4) Intentionally Omitted.
(5) to retain at all times pass keys to the leased premises;
(6) to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building, provided that no such exclusive right granted to another shall conflict with Tenant’s intended or continued use of the leased premises as described herein;
(7) to close the Building after regular working hours and on the legal holidays subject, however, to Tenant’s right to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building; and
(8) to take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements to the leased premises or to the Building, as may be necessary or desirable for the safety, protection or preservation of the leased premises or the Building or the Landlord’s interests, or as may be necessary or desirable in the operation of the Building.
The Landlord may enter upon the leased premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of the Tenant’s use or possession and without being liable in any manner to the Tenant and without abatement of rent or affecting any of the Tenant’s obligations hereunder.

28. Tenant’s Responsibility Regarding Environmental Laws and Hazardous Substances.
A. Definitions.
(1) “Environmental Laws” — All federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the leased premises, including, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended; the Federal Resource Conservation and Recovery Act; the Federal Toxic Substance Control Act; the Clean Air Act; the Clean Water Act; the rules and regulations of the Federal Environmental Protection Agency, or any other federal, state or municipal agency or governmental board or entity having jurisdiction over the leased premises.
(2) “Hazardous Substances” — Includes:
a. Those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” in any of the Environmental Laws; and
b. Such other substances, materials and wastes which are or become regulated under applicable local, state or federal law, or which are classified as hazardous, toxic or infectious under present or future Environmental Laws or other federal, state, or local laws or regulations.
B. Compliance. Tenant, at its sole cost and expense, shall promptly comply with the Environmental Laws which shall impose any duty upon Tenant to the extent resulting from Tenant’s use, occupancy, maintenance or alteration of the leased premises. Tenant shall promptly comply with any notice from any source issued pursuant to the Environmental Laws to the extent resulting from Tenant’s use, maintenance or alteration of the leased premises, whether such notice shall be served upon Landlord or Tenant.
C. Restrictions on Tenant. Tenant shall not cause or permit to occur:
(1) Any violation of the Environmental Laws related to environmental conditions on, under, or about the leased premises, arising from Tenant’s use of occupancy of the leased premises, including, but not limited to, soil and ground water conditions.
(2) The use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under, or about the leased premises, or the transportation to or from the leased premises of any Hazardous Substances, except as necessary and appropriate for general office use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws.
D. Notices, Affidavits, Etc.
(1) Either party shall immediately notify the other of (i) any violation by it, its employees, agents, representatives, customers, invitees or contractors of the Environmental Laws on, under or about the leased premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the leased premises, the Building, the common areas or the Property, and shall immediately deliver to the other party any notice received by it relating to (i) and (ii) above from any source.
(2) Tenant shall execute certifications from time to time, within five (5) days of Landlord’s request therefor, concerning Tenant’s knowledge and belief regarding the presence of any Hazardous Substances on, under or about the leased premises caused by Tenant.
E. Landlord’s Rights.
(1) Landlord and its agent shall have the right, but not the duty, upon advance notice (except in the case of emergency when no notice shall be required) to inspect the leased premises and conduct tests therein at any time to determine whether or the extent to which there has been a violation of Environmental Laws by Tenant or of Tenant’s covenants and obligations under this Paragraph 28 of this Lease. In exercising its rights herein, Landlord shall use reasonable efforts to minimize interference with Tenant’s business but such entry shall not constitute an eviction of Tenant, in whole or in part, and Landlord shall not be liable for any interference, loss, or damage to Tenant’s property or business caused thereby.
(2) If Landlord shall ever be required to test to ascertain whether there has been a release of Hazardous Substances on, under or about the leased premises or a violation of the Environmental Laws, and such requirement arose in whole or in part because of any storage, use or other introduction of Hazardous Substance in the leased premises or Building or on the Property by Tenant, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional rent.
F. Tenant’s Indemnification. Tenant shall indemnify and hold harmless Landlord and Landlord’s managing agent from any and all claims, loss, liability, costs, expenses or damage, including attorneys’ fees and costs of remediation, incurred by Landlord in connection with any breach by Tenant of its obligations under this Paragraph 28. The covenants and obligations of Tenant under this Paragraph 28 shall survive the expiration or earlier termination of this Lease.
G. Landlord’s Indemnification. Landlord shall indemnify and hold harmless Tenant and its officers, directors, employees, and agents from any and all claims, loss, liability, costs, expenses or damage, including attorneys’ fees and costs of remediation, incurred by Tenant, arising out of the use, generation, release, manufacture, refining, production, processing, storage or disposal by Landlord of any Hazardous Substance in the leased premises or the Building, or on the Property, in violation of Environmental Laws, or the transportation by Landlord of any Hazardous Substance to or from the leased premises, the Building or the Property in violation of Environmental Laws. This covenant of Landlord shall survive the expiration or earlier termination of this Lease.
29. Tenant’s Sign. Tenant shall have Landlord’s permission to erect and maintain an illuminated sign upon the north face of the east wing of the building above the fourth floor window line upon Landlord’s reasonable review and approval of the structural method used to attach such sign to the building and subject to park covenants and all governmental codes and restrictions. Such sign shall be constructed and attached to the building in a first class and workman-like manner and in such a way as to not impair the structural or architectural integrity of the building.

Such sign shall be purchased, erected, illuminated and maintained at the sole expense of Tenant. Such sign shall be limited to the words “NSI Software,” and may include the company’s single-icon logo, and the font height of any letters shall not exceed 36”, and otherwise shall be in accordance with Exhibit I, attached hereto. Upon the expiration or earlier termination of this lease agreement, Tenant shall promptly remove such sign and restore the affected facade of the building to its original condition, removing any anchoring or structural supports, filling and masking any holes in the facade or the masonry and cleaning and removing any staining, residue or image left on the facade as a result of the sign.
30. Renewal. Provided this lease agreement is in full force and effect and there shall be no uncured Tenant default (as defined in Paragraph 2) hereunder, Tenant shall have the right and option to extend the term of this Lease for one (1) extension term of five (5) years, commencing upon expiration of the initial Lease term on the last day of the one hundred twentieth (120th) full calendar month of the Lease tern and ending on the last day of the sixtieth (60th) month of such extension term, provided that Tenant shall exercise such option by written notice delivered to Landlord not less than one hundred eighty (180) days prior to said expiration date of the initial term. All of the covenants, conditions and provisions of this Lease shall be applicable during the extension term except that the rent to be paid by Tenant to Landlord shall be adjusted to an amount equal to the then current market rent for comparable space in the immediate area (but in no event lower than the rent in effect under this Lease upon expiration of the initial term. The market rent shall be determined by a representative of the Tenant and a representative of the Landlord and, should they fail to agree upon such market rent by the fifteenth (15th) day after Landlord’s receipt of Tenant’s renewal notice, then Tenant’s notice shall be deemed revoked and its renewal option terminated.
31. Right of First Offer. Provided this Lease is in full force and effect and there shall be no uncured Tenant default (as defined in Paragraph 2) hereunder, Tenant shall have a one-time right of first offer to lease the fourth (4th) floor if it becomes available upon expiration or termination of the term (including extensions) of the initial tenant’s lease, upon fair market terms as reasonably determined by Landlord and set forth in a written notice to Tenant at the time, subject to the following conditions: (1) Tenant shall accept Landlord’s offer (or the parties shall agree upon fair market terms) within ten (10) business days after receipt of Landlord’s written notice; and (2) Tenant shall execute a definitive lease agreement for the fourth (4th) floor, substantially in the form of this Lease except where inconsistent with such fair market terms, within fifteen (15) days after Tenant’s acceptance of Landlord’s offer. Tenant’s right of first offer hereunder shall be subject to and subordinate to all options and rights of the initial fourth floor tenant, including but not limited to renewal or extension options. Once Tenant has been offered such space by Landlord under this Paragraph and failed to respond, accept or enter into a definitive lease as provided herein, the rights of Tenant under this Paragraph shall be extinguished.

EXECUTED the 12th day of June, 2000.

LANDLORD:		TENANT:

E-L Allison Pointe II, LLP		Network Specialists, Incorporated

By:	Edgeworth-Laskey Properties, LLC	By:	/s/ Scott Meyers

Signature
Its:	Managing Partner
Scott Meyers

By:	/s/ Thomas P. Lasky, Jr.		Please Print

Its:	Member		CFO

Title

EXHIBIT A

EXHIBIT “A”
Legal Description
ALLISON POINTE
Parcel P-5
Part of the Northwest Quarter of Section 21, Township 17 North, Range 4 East in Marion County, Indiana, more particularly described as follows:
Commencing at the Southeast corner of said Northwest Quarter Section; thence along the South line thereof, South 89 degrees 06 minutes 37 seconds West (assumed bearing) 1199.71 feet; thence North 00 degrees 00 minutes 52 seconds West 12.57 feet to a point on the centerline of East 82nd Street as located by D.O.T. plans for Project ST-05-004A, which point is also the Southwest corner of the Grant of Right of Way for Allison Pointe Boulevard as recorded September 9, 1987 as Instrument 87-105141 in the Office of the Recorder of Marion County, Indiana (the next five courses are along the Westerly and Southerly lines of said Grant of Right of Way); (1) thence continuing North 00 degrees 00 minutes 52 seconds West 536.80 feet to a curve having a radius of 385.00 feet, the radius point of which bears North 89 degrees 59 minutes 08 seconds East; (2) thence Northerly and Northeasterly along said curve 212.52 feet to a point which bears North 58 degrees 23 minutes 15 seconds West from said radius point; (3) thence North 31 degrees 36 minutes 45 seconds East 762.23 feet to a curve having a radius of 305.00 feet, the radius point of which bears North 58 degrees 23 minutes 15 seconds West; (4) thence Northerly, Northwesterly and Westerly along said curve 650.79 feet to a point which bears North 00 degrees 38 minutes 30 seconds West from said radius point; (5) thence South 89 degrees 21 minutes 30 seconds West 204.00 feet to the Point of Beginning, which point is also the Northwest corner of a 4.244 acre tract described in a Warranty Deed recorded June 4, 1990 as Instrument 90-54079 in said Recorder’s Office; thence along the West line of said 4.244 acre tract, South 00 degrees 38 minutes 30 seconds East 537.17 feet to a point on the South line of the North Half of said Northwest Quarter Section; thence along said South line, South 89 degrees 11 minutes 38 seconds West 345.00 feet; thence North 00 degrees 38 minutes 30 seconds West 473.16 feet to a point on the Southerly right of way line of said Allison Pointe Boulevard, which point is on a curve having a radius of 100.00 feet, the radius point of which bears North 00 degrees 38 minutes 30 seconds West (the next three courses are along the Southerly line of said Allison Pointe Boulevard); (1) thence Easterly and Northeasterly along said curve, 82.98 feet to a point which bears South 48 degrees 11 minutes 15 seconds East from said radius point, and which point is on a reverse curve having a radius of 100.00 feet, the radius point of which bears South 48 degrees 11 minutes 15 seconds East; (2) thence Northeasterly and Easterly along said curve, 82.98 feet to a point which bears North 00 degrees 38 minutes 30 seconds West from said radius point; (3) thence North 89 degrees 21 minutes 30 seconds East 197.44 feet to the Point of Beginning, containing 4.148 acres, more or less.

EXHIBIT B
(PLAN SHOWING TENANT’S SPACE)
SEE ATTACHED

Landlord’s Authorization of Plan:	/s/ Thomas P. Lasky, Jr.

Tenant’s Authorization of Plan:	/s/ Scott Meyers

[PICTURE OF 257 TURNPIKE, SUITE 210 BLUEPRINT]

EXHIBIT C
SERVICES TO BE PROVIDED BY LANDLORD
(AS OPERATING EXPENSES)
1.	Replacement of fluorescent tubes and starters in overhead parabolic light fixtures as needed.

2.	Hot and cold water for lavatory and drinking purposes.

3.	Toilet supplies including soap, paper or cloth towels, and toilet tissue for lavatories.

4.	Janitor services in accordance with the following schedule and to be accomplished unless otherwise indicated, five nights per week after Tenant’s normal working hours:

Entrance Doors:	Entrance glass will be cleaned five times per week.

Entrance Floor:	Entrance floor will be polished five times per week.

Broadloom:	All carpeted areas will be vacuumed three times per week. Broadloom will be shampooed upon request, at an additional cost to Tenant.

Wastepaper
Containers:	Wastepaper containers will be emptied five times per week; plastic liner bags will be provided for wastepaper containers; liners will be changed once a week.

Water Fountains:	All water fountains will be sanitized and polished five times per week.

Washrooms:	Maintain washroom facilities on each floor of the Building. Washrooms will be cleaned and serviced five times per week. This will include refilling all paper towel, toilet tissue, and soap dispensers, cleaning all towel and trash containers, cleaning and polishing all stainless steel fixtures, cleaning toilets, washing and sanitizing all wash basins and shelves, cleaning and polishing all mirrors, removing all disfigurations such as ink marks, drawings, etc. from all partitions and walls, damp mopping of floors.

Scuff Marks:	All scuff marks will be removed five times per week from all scuff plates on doors.

Tile Floors:	All floors will be swept five times per week. All corridors and office floors will be polished five times per week. Floors will be stripped whenever necessary.

Cafeteria:	Table and counters will be cleaned five times per week.
5.	Proper care of grounds surrounding the Building, including care of lawns and shrubs and including removal of litter.

6.	Maintaining and cleaning the sidewalks and parking areas in front of and around the Building including snow removal.

7.	Provision of adequate lighting for the parking areas servicing the Building.

8.	Exterior windows will be washed annually as a common area expense.

9.	HVAC (Heating, Ventilation, and Air-Conditioning) will be provided to Tenant during normal business hours (7:00AM to 6:00PM Monday thru Friday and 8:00AM to 12:00PM on Saturday). Temperature for Tenant’s space will be 68 degrees Fahrenheit for heat and 74 degrees Fahrenheit for air-conditioning. All of Tenants secondary HVAC systems and any special interior requirements shall be operated, maintained, repaired, and replaced, if necessary, at Tenant’s sole cost and expense.

10.	Elevator service;

11.	Maintenance of all parking facilities in good and safe condition; and

Electrical current for ordinary office purposes in the Premises (if applicable) and electrical lighting service to all Common Areas and special service areas of Building in the manner and to the extent deemed by Landlord to be standard.

EXHIBIT D
Rules and Regulations
1. The sidewalks, halls, passages, elevators and stairways shall not be obstructed by Tenant or used for any purpose other than for ingress to and egress from the leased premises. The halls, passages, entrances, elevators, stairways, balconies and roof are not for the use of the general public, and Landlord shall in all cases retain the right to control and prevent access thereto of all persons whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant normally deals in the ordinary course of its business unless such persons are engaged in illegal activities. Tenant and its employees shall not go upon the roof of the Building without the written consent of the Landlord.
2. The sashes, sash doors, windows, glass lights, and any lights or skylights that reflect or admit light into the halls or other places of the Buildings shall not be covered or obstructed. The toilet rooms, water and wash closets and other water apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the tenant who, or whose clerk, agents, servants, or visitors, shall have caused it.
3. If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, shade or screen attached to, or hung in, or used in connection with, any window or door of the leased premises, such use of such curtain, blind, shade or screen shall be discontinued forthwith by Tenant. No awnings shall be permitted on any part of the leased premises.
4. No safes or other objects heavier than the lift capacity of the freight elevators of the Building shall be brought into or installed on the leased premises. Tenant shall not place a load upon any floor of the leased premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. The moving of safes shall occur only between such hours as may be designated by, and only upon previous notice to, the manager of the Building, and the persons employed to move safes in or out of the Building must be acceptable to Landlord. No freight, furniture or bulky matter of any description shall be received into the Building or carried into the elevators except during hours and in a manner approved by Landlord.
5. Tenant shall not use, keep, or permit to be used or kept any foul or noxious gas or substance in the leased premises, or permit or suffer the leased premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, and/or vibrations, or interfere in any way with other tenants or those having business therein, nor shall any animals or birds (except Seeing Eye Dogs) be brought into or kept in or about the Building. Tenant shall not place or install any antennae or aerials or similar devices outside of the leased premises.
6. Tenant shall not use or keep in the Building any inflammables, including but not limited to kerosene, gasoline, naphtha and benzine (except cleaning fluids in small quantities and when in containers approved by the Board of Underwriters), or explosives or any other articles of intrinsically dangerous nature, or use any method of heating other than that supplied by Landlord.
7. It Tenant desires telephone or telegraph connections or alarm systems, Landlord will direct electricians as to where and how the wires are to be introduced. No boring or cutting for wires or otherwise shall be made without specific directions from Landlord.
8. Tenant, upon the termination of the tenancy, shall deliver to the Landlord all the keys of offices, rooms and toilet rooms which shall have been furnished Tenant or which Tenant shall have had made, and in the event of loss of any keys so furnished shall pay the Landlord therefor.
9. Tenant shall not put down any floor covering in the leased premises without the Landlord’s prior approval of the manner and method of applying such floor covering.
10. On Saturdays, Sundays, Legal holidays and on all other days between the hours of 6:00 P.M. and 8.00 A.M., access to the Building, or to the halls, corridors, elevators, or stairways in the Building or to the leased premises may be refused unless the person seeking access is known to the watchman in charge of the Building and has a pass or is properly identified. Services to be provided to the Tenant as previously outlined in this Lease shall be provided only during those hours in which the Building is open to the public. Landlord shall in no case be liable for damages for the admission to or exclusion from the Building of any person whom the Landlord has the right to exclude under Rule 1 above. In ease of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of the same by closing the doors or otherwise, for the safety of the tenants or Landlord and protection of property in the Building.
11. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage which includes keeping doors locked and windows and other means of entry to the leased premises closed. Tenant shall have the ability to lock the stairway doors and elevators during off hours.
12. Tenant shall not alter any lock or install a new or additional lock or any bolt on any door of the leased premises without prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.
13. In advertising or other publicity, without Landlord’s prior written consent, which consent shall not be unreasonably withheld or delayed, Tenant shall not use the name of the Building except as the address of its business and shall not use pictures of the Building.
14. Tenant shall not make any room-to-room canvass to solicit business from other tenants in the Building; and shall not exhibit, sell or offer to sell, use, rent or exchange in or from the leased premises unless ordinarily embraced within the Tenant’s use of the leased premises specified herein.
15. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord’s authorized building personnel) of any controls other than room thermostats installed for Tenant’s use. Tenant shall keep corridor doors closed and shall not open any windows except that if the air circulation shall not be in operation, windows which are openable may be opened with Landlord’s consent.
16. Tenant shall not do any cooking in the leased premises or engage any coffee cart service, except that Tenant may have and use a kitchenette for the convenience of its employees and clients which shall include a coffee maker, microwave oven, refrigerator and/or ice maker, and a water cooler.
17. Any wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a stripable adhesive. The use of nonstripable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expense.
18. Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by Tenant.
19. Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.
20. Movement in or out of the Building of furniture, office equipment, or other bulky materials, or movement through the Building entrances or lobby shall be restricted to hours designated by Landlord. All such movements, shall be under supervision of Landlord and in the manner agreed between Tenant and Landlord by prearrangement before performance. Such prearrangement initiated by Tenant will include determination by Landlord and subject to his decision and control, of the time, method, and routing of movement, limitations imposed by safety or other concerns which may prohibit any article, equipment or any other item from being brought into the Building. Tenant is to assume all risk as to damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property, and personnel or Landlord if damaged or injured as a result of acts in connection with carrying out this service for Tenant from time of entering property to completion of work; and Landlord shall not be liable for acts of any person engaged in or any damage or loss to any of said property or persons resulting from any act in connection with such service performed for Tenant and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any such damage, injury, or loss, including attorney’s fees.
21. No portion of Tenant’s area or any other part of the Building shall at any time be used or occupied as sleeping or lodging quarters.
22. Landlord will not be responsible for lost or stolen personal property, equipment, money, or jewelry from Tenant’s area or any public rooms regardless of whether such loss occurs when such area is locked against entry or not.

23. Employees of Landlord shall not receive or carry messages for or to any tenant or other person, nor contract with or render free or paid services to any tenant or tenant’s agents, employees, or invitees; in the event any of Landlord’s employees perform any such services, such employee shall be deemed the agent of tenant regardless of whether or how payment is arranged for services and Landlord is expressly relieved from any and all liability in connection with any such services and any associated injury or damage to person or property.
24. Tenant and its employees, agents, and invitees shall observe and comply with the driving and parking signs and markers on the property surrounding the Building.
25. Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to promptly.
26. The directories of the Building shall be used exclusively for the display of the name and location of the tenants only and will be provided at the expense of Landlord. Any additional names requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.
27. No vending machines of any description shall be installed, maintained or operated in any part of the Building without the written consent of Landlord.
28. Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building, and for the preservation of good order therein.
29. Smoking is prohibited in the lobby, corridors, elevators, restrooms, and all other common areas of the Building.

EXHIBIT E
EDGEWORTH-LASKEY PROPERTIES, L.L.C.
KEY RECEIPT

TODAY’S DATE

KEY GIVEN BY:

PROPERTY ADDRESS:

SUITE NO.:

TENANT NAME:

THIS RECEIPT WILL SERVE AS AN ACCEPTANCE LETTER FOR THE PREMISES REFERENCED ABOVE ESTABLISHING TODAY AS THE COMMENCEMENT DATE FOR THE LEASE AGREEMENT FOR SAID PREMISES UNLESS OTHERWISE NOTED BELOW.

UTILITIES:		OR

	Today		Date

RENT:		OR

	Today		Date

TAXES:		OR

	Today		Date

COMMON AREA/
LANDSCAPE
MAINTENANCE:		OR

	Today		Date

REMARKS:

RECEIVED BY:

DATE:

EXHIBIT F
(Form of Letter of Credit)

STANDBY CREDIT	DATE:

BENEFICIARY	*****MAIL*****

E-L Allison Pointe II, LLP	CREDIT NUMBER:
c/o Edgeworth Laskey Properties, LLC

8520 Allison Pointe Blvd., Suite 128
Indianapolis, IN 46250	OPENER’S REFERENCE NO:

Gentlemen:

By order of:

We hereby open in your favor our irrevocable letter of credit for the account of our client, for a sum or sums not exceeding a total of USD 1,000,000 (One Million and no/100 US Dollars) available by your draft(s) at sight on [Summit Bank] effective                      and expiring at our above address at 3:00 PM local time on                     .
Documents required:
1.	An original beneficiary’s (or its successor or assign as a recognized assignee beneficiary of this letter of credit) statement purportedly signed by an authorized representative of such beneficiary (mentioning title) stating either that:
a)	We hereby certify that the amount of the draft is due and payable to E-L Allison Pointe II, its successor or assign, as Landlord in accordance with the terms of the Lease Agreement with Network Specialists, Incorporated, as Tenant, dated , on account of an event of default by Tenant (including expiration of the applicable cure or grace period, if any), as to which Landlord has provided ten (10) days’ written notice of its intent to draw under this Letter of Credit.
Or
b)	this letter of credit was not extended for the required amount and additional term at least twenty (20) days prior to its expiration date, as required by E-L Allison Pointe II, LLP, its successor or assign as Landlord in accordance with the terms of the Lease Agreement with Network Specialists, Incorporated, as Tenant, dated .
2.	The original standby letter of credit and any original subsequent amendments.
It is a provision of this credit that it shall be automatically extended without amendment for additional periods of one year from the present or each future expiration date unless at lease sixty (60) days prior to the expiration date we notify you in writing by certified or registered mail (return receipt requested) or courier that we elect not to so renew this credit.
In any event the final expiration date of this standby letter of credit is                     .
Documents presented with discrepancies will incur a fee of USD 75.00 which will be deducted from proceeds paid to beneficiary.
Should payment be effected the following fees will be deducted from proceeds (as applicable): Fed Wire Fee USD 15.00; check processing fee USD 30.00; swift payment fee USD 30.00.
On the expiration date, please return the original standby letter of credit and any subsequent amendments to the bank for cancellation.
We hereby agree with you, drawers, endorsers, and bona fide holders of all drafts drawn under and in compliance with the terms of this credit that all drawings under and in compliance with the terms of this credit shall be duly honored upon presentation to us. Drafts, if required, must indicate the name of our bank and this letter of credit number. The original letter of credit must be submitted with any drawings. This letter of credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993) Revision), International Chamber of Commerce Publication No. 500.
Kindly address all correspondence regarding this letter of credit to

Sincerely,
Irrevocable Letter of Credit

EXHIBIT F
(Form of Letter of Credit)

STANDBY CREDIT	DATE:

BENEFICIARY	*****MAIL*****

E-L Allison Pointe II, LLP	CREDIT NUMBER:
c/o Edgeworth Laskey Properties, LLC

8520 Allison Pointe Blvd., Suite 128
Indianapolis, IN 46250	OPENER’S REFERENCE NO:

Gentlemen:

By order of:

We hereby open in your favor our irrevocable letter of credit for the account of our client, for a sum or sums not exceeding a total of USD 1,000,000 (One Million and no/100 US Dollars) available by your draft(s) at sight on [Summit Bank] effective                      and expiring at our above address at 3:00 PM local time on                     .
Documents required:
1.	An original beneficiary’s (or its successor or assign as a recognized assignee beneficiary of this letter of credit) statement purportedly signed by an authorized representative of such beneficiary (mentioning title) stating either that:
a)	We hereby certify that the amount of the draft is due and payable to E-L Allison Pointe II, its successor or assign, as Landlord in accordance with the terms of the Lease Agreement with Network Specialists, Incorporated, as Tenant, dated , on account of an event of default by Tenant (including expiration of the applicable cure or grace period, if any), as to which Landlord has provided ten (10) days’ written notice of its intent to draw under this Letter of Credit.
Or
b)	this letter of credit was not extended for the required amount and additional term at least twenty (20) days prior to its expiration date, as required by E-L Allison Pointe II, LLP, its successor or assign as Landlord in accordance with the terms of the Lease Agreement with Network Specialists, Incorporated, as Tenant, dated .
2.	The original standby letter of credit and any original subsequent amendments.
It is a provision of this credit that it shall be automatically extended without amendment for additional periods of one year from the present or each future expiration date unless at lease sixty (60) days prior to the expiration date we notify you in writing by certified or registered mail (return receipt requested) or courier that we elect not to so renew this credit.
In any event the final expiration date of this standby letter of credit is                     .
Documents presented with discrepancies will incur a fee of USD 75.00 which will be deducted from proceeds paid to beneficiary.
Should payment be effected the following fees will be deducted from proceeds (as applicable): Fed Wire Fee USD 15.00; check processing fee USD 30.00; swift payment fee USD 30.00.
On the expiration date, please return the original standby letter of credit and any subsequent amendments to the bank for cancellation.
We hereby agree with you, drawers, endorsers, and bona fide holders of all drafts drawn under and in compliance with the terms of this credit that all drawings under and in compliance with the terms of this credit shall be duly honored upon presentation to us. Drafts, if required, must indicate the name of our bank and this letter of credit number. The original letter of credit must be submitted with any drawings. This letter of credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993) Revision), International Chamber of Commerce Publication No. 500.
Kindly address all correspondence regarding this letter of credit to

Sincerely,
Irrevocable Letter of Credit

EXHIBIT G
Identification of Broker(s)
Landlord’s Broker, if any:
Edgeworth-Laskey Properties, LLC
Tenant’s Broker, if any:
Darrin Boyd, Colliers Turley Martin Tucker

EXHIBIT H
Initial Janitorial and Cleaning Schedule
Daily
Empty and damp wipe ashtrays.
Empty waste containers and replace liners as needed.
Dust mop hard surface flooring – spot mop spillage.
Vacuum traffic areas.
Wash glass top desks and tables.
Spot wash glass doors.
Clean drinking fountains.
Remove trash from building to outside receptacle within leak proof container.
Clean and sanitize sinks and toilets.
Spot clean carpet.
Extinguish lights, lock doors, and report needed repairs/leaks and malfunctions.
BI-Weekly
Dust all horizontal surfaces within each floor.
Weekly
Spot wash side lights.
Polish drinking fountains.
Detail vacuum entire office.
Remove fingerprints from doors, frames and light switches.
Spot clean wall partitions, window ledges and door frames.
Perform low dusting of chair bottoms, end tables, and side light sills.
Damp mop hard surface flooring.
Clean and polish flooring in lobbies and main aisles.
Monthly
Clean all directory boards, displays, interior and exterior entry doors, picture frames and tenant signage.
Dust window blinds.
Scrub and refinish resilient floors.
Quarterly
Dust exhaust vents in the rest rooms.
Semi-Annually
Strip and refinish resilient flooring.
Damp wipe base throughout.

EXHIBIT I
General Sign Specifications
(attached)

[PICTURE OF COMPANY’S SIGNAGE]
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